Exhibit 4.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THEY BOTH ARE NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH BRACKETS AND ASTERISKS.

FIFTH amended and restated SHAREHOLDERS
AGREEMENT

Dated 30 June 2023

by

NIP Group Inc.

and

VE Founders

and

VE Founder HoldCOS

and

VE Financial Shareholders

and

VE ESOP Platform

and

SIG

and

MCN Shareholders

and

NIP FOUNDERS

and

NIP shareholders

Baker & McKenzie 14th Floor, One Taikoo Place 979 King's Road, Quarry Bay Hong Kong SAR 香港鰂魚涌英皇道 979 號 太古坊一座 14 樓 www.bakermckenzie.com

Table of contents

Recitals		1

1.	Definitions and interpretation	2

2.	Effectiveness	17

3.	Activities of the Group	17

4.	Financing	18

5.	ESOP	18

6.	Management of the Group	19

7.	Shareholders' meetings	25

8.	Dividends	26

9.	Further obligations of Shareholders	26

10.	New Securities	26

11.	Transfers of Shares	31

12.	Right of first refusal of Preferred Shareholders	34

13.	Drag Along Right	36

14.	Tag Along Right	37

15.	Performance Ratchet	38

16.	Redemption right by Preferred Shareholders	40

17.	Liquidation Preference	45

18.	Non-competition	46

19.	Qualified IPO	49

20.	Warranties	50

21.	Confidentiality	53

22.	Information Rights	54

23.	Default	55

24.	Registration Rights	56

25.	Termination	66

26.	Further assurance	67

27.	Restrictions on announcements	67

28.	No partnership	67

29.	Conflict with the Articles	67

i

30.	Remedies	67

31.	Costs	67

32.	Assignment	67

33.	Entire agreement	68

34.	Rights of third parties	68

35.	Variation	68

36.	Notices	68

37.	Waiver	68

38.	Severability	68

39.	Acknowledgement by Company	68

40.	Counterparts	69

41.	Survival of provisions	69

42.	Governing law	69

43.	Dispute resolution	69

ii

This Agreement is dated ____30 June____, 2023

Between

(1)	NIP Group Inc. (formerly known as ESVF Esports Group Inc.), an exempted company incorporated in the Cayman Islands with limited liability (registered number 371345) whose registered office is at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands ("Company");

(2)	the individuals listed in Part A-1 of Schedule 1 hereto (collectively, the "VE Founders");

(3)	the persons listed in Part A-2 of Schedule 1 hereto (collectively, the "VE Founder Holdcos");

(4)	the persons listed in Part A-3 of Schedule 1 hereto (collectively, the "VE Financial Shareholders");

(5)	the person listed in Part A-4 of Schedule 1 hereto ("VE ESOP Platform");

(6)	the person listed in Part A-5 of Schedule 1 hereto ("SIG");

(7)	the person listed in Part A-6 of Schedule 1 hereto ("MCN Shareholders", together with the VE Founder Holdcos, VE ESOP Platform, VE Financial Shareholders and SIG, the "VE Shareholders");

(8)	the persons listed in Part B-1 of Schedule 1 hereto (the "NIP Founders");

(9)	the persons listed in Part B-2 of Schedule 1 hereto (collectively, the "NIP Founder Holdcos"); and

(10)	the persons listed in Part B-3 of Schedule 1 hereto (collectively, the "NIP Financial Shareholders" and together with the NIP Founder Holdcos, the "NIP Shareholders").

Each of the forgoing parties to this Agreement is referred to herein individually as a "Party" and collectively as the "Parties".

Recitals

A.	The Company is an exempted company incorporated in the Cayman Islands. The short particulars of the Company as at the date of this Agreement are set out in Part A of Schedule 3.

B.	The Company proposes to dismantle its existing VIE structure pursuant to certain approved restructuring plan (the “Restructuring Plan”). In accordance with the Restructuring Plan, the VIE Company (as defined below) shall reduce its registered capital and pay the corresponding consideration to its respective shareholder, and such shareholder or its Affiliate shall use such consideration (or its USD equivalent) to subscribe for certain number of shares in the Company.

C.	Upon 30 June 2023, the Company and certain VE Financial Shareholders (being the shareholders of the VIE Company or such shareholders’ Affiliates, the “Subscription Shareholders”) have entered into a share subscription agreement (the “Subscription Agreement”) for the subscription of 4,121,883 Class A Preferred Shares in aggregate in the Company.

D.	On the same date of this Agreement, each Shareholder of the Company (other than the Subscription Shareholders) has executed an application for shares (“Application for Shares”) and applied for the allotment of additional shares in the capital of the Company, so that after such allotment, its percentage of the total issued shares of the Company shall remain the same.

E.	The shareholding structure of the Company as at Completion is set forth in Part B of Schedule 3. The corporate structure of the Group as at Completion (assuming the completion of the Restructuring Plan) is set forth in Schedule 5.

F.	The Parties agree to enter into this Agreement to set out their respective rights and obligations in relation to the management and control of the affairs of the Company on the terms and conditions of this Agreement.

1.	Definitions and interpretation

1.1	In this Agreement, the following words and expressions shall, unless the context requires otherwise, have the following meanings:

"Acceptance Notice" has the meaning set out in Clause 12.2.

"Acceptance Period" has the meaning set out in Clause 12.2.

"Accepting Shareholder" has the meaning set out in Clause 12.3.

"Affiliate(s)" means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with that person; and "Affiliates" shall be construed accordingly, but on the basis that, (i) in respect of the VE Founders and the VE Founder Holdcos, the expressions "Affiliate" and "Affiliates" shall be taken to include any trusts or its Subsidiary Controlled by or for the benefit of such VE Founders and the VE Founder Holdcos, and (ii) in respect of any of the Shareholders, the expressions "Affiliate" and "Affiliates" shall not be taken to include any Group Company. Without prejudice to the foregoing, in the case of a Financial Shareholder which is an investment fund, "Affiliate" shall also include (to the extent applicable): (a) any general partner of either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder; (b) any limited partner of either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder, in each case provided that such limited partner holds, directly or indirectly, more than 50 percent (50%) of the limited partnership interests; (c) the fund manager managing either such Financial Shareholder or any person which, directly or indirectly, controls, is controlled by or is under the common control of such Financial Shareholder (and general partners and limited partners (which hold, directly or indirectly, more than 50 percent (50%) of the limited partnership interests) thereof) and other funds managed by such fund manager; and (d) funds managed by any of such Financial Shareholder's Affiliates and the general partners of such funds; and (e) trusts controlled by or for the benefit of any such person referred to in the foregoing paragraphs of (a), (b), (c) or (d); provided that, however, no portfolio company of any such Financial Shareholder or its Affiliates shall be deemed to be an Affiliate of such Financial Shareholder. Notwithstanding the foregoing, the term "Affiliate" with respect to any Shareholder shall not include any Competitor or such Competitor's Affiliates.

"Agreed Terms" has the meaning set out in Clause 30.

"Agreement" means this Shareholders Agreement, as may be amended by agreement in writing between the Parties from time to time.

"Allocation Notice" has the meaning set out in Clause 10.8.

"Anti-Corruption Laws" means any foreign or domestic anti-bribery and/or anti-corruption: (a) laws, rules or regulations thereunder; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement, in each case which prohibits the giving, receiving, offering, accepting, authorising or promising anything of value, directly or through a third party, to any person or any other officer, employee, agent or adviser of such a person, in exchange for any improper advantage in obtaining or retaining business, including the US Foreign Corrupt Practices Act of 1977 and the United Kingdom's Bribery Act 2010 or similar anti-bribery laws or regulations in any jurisdictions to which any Parties or any of the Group Company is subject (in each case as amended, re-enacted or replaced from time to time), where and to the extent any of the above is/are applicable to or on any Party (or the Affiliate of any Party), regardless of nationality or geography.

"Anti-Dilution Claim" has the meaning set out in Clause 10.14.

"Anti-Dilution Right Holders" has the meaning set out in Clause 10.14.

"Applicable Law" means any applicable law (whether civil, criminal and administrative), common law, statute, subordinate legislation, regulation, listing rules, decision, by-law, ministerial resolution, order, notice, decree, injunction, judgment or resolution of a Government Authority, and "Applicable Laws" shall be construed accordingly.

"Articles" means the seventh amended and restated memorandum and articles of association of the Company, in the form as set out in Schedule 6.

"Authorization" means:

(a)	any consent, authorization, registration, filing, lodgement, agreement, notarization, certificate, permission, licence, approval, authority or exemption from, by or with a Government Authority; or

(b)	in relation to anything which shall be fully or partly prohibited or restricted by Applicable Laws if a Government Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

"Bad Leaver" has the meaning given to it under Clause 18.2.

"Board" means the Company's board of directors as constituted from time to time.

"Bribery" means giving, receiving, offering, accepting, authorising or promising anything of value, directly or through a third party, in exchange for any improper advantage in obtaining, retaining, increasing, or avoiding the loss of, business or other advantage.

"Business" has the meaning set out in Clause 3.1.

"Business Day" means a day, other than a Saturday, Sunday or public holiday, on which banks are normally open for businesses in Hong Kong, the Cayman Islands, the PRC and Sweden.

"Business Intellectual Property" means, at any time and from time to time, the Company's Intellectual Property and the Licensed Intellectual Property.

"Business Plan" means the most recent business plan of the Group approved by the Board or otherwise approved in accordance with this Agreement.

"CEO" has the meaning set out in Clause 6.19.

"Chairperson" has the meaning set out in Clause 6.7.

"Change of Control" means:

(a)	any consolidation, amalgamation or merger of the Company with or into any other person or any other corporate reorganization, in which the Shareholders of the Company immediately prior to such consolidation, amalgamation, merger or reorganization, own less than 50% of the voting power of the Company or the surviving entity immediately after such consolidation, merger, amalgamation or reorganization;

(b)	any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company's domicile;

(c)	a sale, lease or other disposition of all or substantially all of the assets of the Group; or

(d)	an exclusive license of all or substantially all of the intellectual property of the Group,

in each case other than (i) a consolidation with a wholly-owned Subsidiary of the Company; and (ii) a merger effected exclusively to change the domicile of the Company.

"Class A Preferred Liquidation Amount" has the meaning set forth in Clause 17.1.

"Class A Preferred Shareholders" means, collectively, all holders of Class A Preferred Shares (each, a "Class A Preferred Shareholder").

"Class A Preferred Shares" has the meaning set out in the Articles, attached with such rights and subject to such restrictions as prescribed under this Agreement and the Articles.

"Class A Redemption Date" has the meaning set forth in Clause 16.6.

"Class B Preferred Liquidation Amount" has the meaning set forth in Clause 17.1.

"Class B Preferred Shareholders" means, collectively, all holders of Class B Preferred Shares (each, a "Class B Preferred Shareholder").

"Class B Preferred Shares" has the meaning set out in the Articles, attached with such rights and subject to such restrictions as prescribed under this Agreement and the Articles.

"Class B Redemption Date" has the meaning set forth in Clause 16.5.

"Class B-1 Preferred Shareholders" means, collectively, all holders of Class B-1 Preferred Shares (each, a "Class B-1 Preferred Shareholder").

"Class B-1 Preferred Shares" has the meaning set out in the Articles, attached with such rights and subject to such restrictions as prescribed under this Agreement and the Articles.

"Co-CEO" has the meaning set out in Clause 6.19.

"company" means any company or body corporate wherever incorporated.

"Company Competitors" means any such person which carries out any business activities that are in direct competition with the Business in any country or jurisdiction where any Group Company carries on the Business.

"Competing Business" means such activities as set out in Schedule 9.

"Competitors" means any of the Wuhan Douyu Competitors, the NIP Competitors or Company Competitors.

"Completion" means the closing under the Subscription Agreement and the Application for Shares.

"Confidential Information" means know-how, trade secrets and other information of a confidential nature (including all proprietary, technical, industrial and commercial information and techniques in whatever form held; including paper, electronically stored data, magnetic media film and microfilm or orally), which include, for example, client lists and the relevant personal data, client preferences, and client transactions; inventions, innovations, methods, designs, analyses, reports and all similar or related information (whether or not patentable); and technical data, market data, compilations of data and analyses, systems, formulae, research, records, reports, models, and data bases relating thereto.

"Control" means:

(a)	in the case of a body corporate, the ownership of or the ability to direct:

(i)	a majority of the issued shares entitled to vote for election of directors (or analogous persons); or

(ii)	the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors on all or substantially all matters;

(b)	in the case of any other person, the ownership of or the ability to direct a majority of the voting rights in that person; or

(c)	in the case of a body corporate or any other person, the direct or indirect possession of the power to direct or cause the direction of its financial and operational management and policies (including through the ownership and/or Control (directly or indirectly) of voting shares, by a management or advisory agreement, by contract, by agency or otherwise), and "Controlled" shall be construed accordingly.

"Conversion Shares" shall mean any Ordinary Shares issuable or issued upon conversion of the Preferred Shares in accordance with this Agreement and/or the Articles.

"Deed of Adherence" means a deed in the form attached as Schedule 13 pursuant to which a transferee or allottee of Shares agrees to be bound by all the terms of this Agreement as if it had been a signatory.

"Default Event" has the meaning set out in Clause 23.1.

"Default Event Notice" has the meaning set out in Clause 23.2.

"Defaulting Shareholder" has the meaning set out in Clause 23.4.

"Directors" means directors of the Company and shall include any alternate Director of the Company.

"Disclosing Party" has the meaning set out in Clause 21.1.

"Dispute" has the meaning set out in Clause 43.1.

"Dispute Notice" has the meaning set out in Clause 43.1.

"Drag-Along Sale" has the meaning set out in Clause 13.1.

"Drag Completion Date" has the meaning set out in Clause 13.3.

"Drag Notice" has the meaning set out in Clause 13.3.

"Dragged Shareholders" has the meaning set out in Clause 13.1.

"Dragged Shares" has the meaning set out in Clause 13.3.

"Earn-Out Dispute" has the meaning set out in Clause 15.2.

"Earn-Out Period" means the period from 1 January 2022 to 31 December 2022.

"Earn-Out Requirement" means the targeted amount of VE Revenue during the Earn-Out Period in USD as set out in the first (1st) row of the table under Schedule 10.

"Earn-Out Shares" has the meaning set out in Clause 15.1.

"Earn-Out Statement" has the meaning set out in Clause 15.2.

"Effective Date" has the meaning set out in Clause 2.1.

"Encumbrance" means any claim, mortgage, charge, pledge, debenture, lien, restriction, assignment, power of sale, hypothecation, security interest, title retention, trust arrangement, subordination arrangement, contractual right of set-off or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), in any form and in any jurisdiction, or any agreement, arrangement or obligation (formal or informal) to create any of the same and "Encumber" shall be construed accordingly.

"Equity Ratio" means, in relation to a Shareholder, a fraction, the numerator of which is the total number of Shares held by that Shareholder at the time in question and the denominator of which is the total number of Shares in issue at that time (in each case, fully paid up but excluding any premium paid on subscription, and calculated on a fully diluted and as-converted basis), or the equivalent percentage of such fraction.

"ESOP" has the meaning set out in Clause 5.1.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Existing ESOP" has the meaning set out in Clause 5.1.

"Fair Market Value" means the fair market value of the relevant Securities being sold, on a going concern basis between a willing seller and a willing buyer as determined by an Independent Valuer.

"Financial Shareholders" shall mean, collectively, the VE Financial Shareholders and the NIP Financial Shareholders (each, a "Financial Shareholder").

"Financial Year" means the financial year of the Company. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31 December in each year and, following the year of incorporation, shall begin on 1 January in each year.

"Founder Holdcos" shall mean, collectively, the VE Founder Holdcos and the NIP Founder Holdco (each, a "Founder Holdco").

"Founder Parties" shall mean, collectively, the Founders and the Founder Holdcos (each, a "Founder Party").

"Founders" shall mean, collectively, the VE Founders and the NIP Founders (each, a "Founder").

"Good Leaver" has the meaning given to it under Clause 18.2.

"Government Authority" means (a) any federal, state or local government, (b) any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or custodial authority or power, (c) any stock exchange, and (d) any court or governmental tribunal.

"Group" means the Company and its Subsidiaries from time to time and the expression "Group Company" or "Group Companies" shall be construed accordingly.

"Hicham Chahine" shall be the person referred to in Part B-1 of Schedule 1.

"HKIAC" has the meaning set out in Clause 43.3.

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

"IFRS" means International Financial Reporting Standards.

"Independent Valuer" means an independent certified public accounting firm of internationally recognized standing (acting as expert and not as an arbitrator) appointed by such Shareholder(s) holding not less than two-thirds (2/3) of the total issued Shares.

"INED" has the meaning set out in Clause 6.2.

"Information Rights Holder" has the meaning set out in Clause 22.1.

"Initial Subscription Date" means the date on which each VE Financial Shareholder invests into the VIE Company as set out against such VE Financial Shareholder's name in the fourth (4th) column of such tables under Part B of Schedule 2.

"Initial Subscription Price" means the initial subscription price of the Shares paid by each Shareholder as of the Effective Date as set out against such Shareholder's name in the third (3rd) column of such tables under Schedule 2.

"Insolvency Event" means, in respect of any person (a) the person is unable to, or states that it is unable to, pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due; (b) any indebtedness of the person is subject to a moratorium; (c) a liquidator, provisional liquidator, receiver or administrator has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment; (d) an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding-up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them; (e) a trustee has been appointed to take control of the property of the person in connection with a proposal to enter into a personal insolvency agreement; (f) an order has been made or an application to court has been made for bankruptcy of the person or an event occurs which gives any other person a right to seek such an order or make such an application; (g) a security interest becomes enforceable or is enforced over, or a writ of execution, garnishee order, blocking or freezing (in whole or in part) injunction or similar order has been issued over or is affecting, all or a substantial part of the assets of the person; or (h) the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (g) above.

"Intellectual Property" means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos, slogans, trade dress and get up (including any goodwill associated with or attached to any of them), domain names, patents, inventions (whether or not patentable), registered designs, plant variety rights, design rights, copyrights (including rights in software), performer's rights, moral rights, database rights, semi-conductor topography rights or rights in layout-design (topography) of integrated circuits, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of them.

"IPO" means:

(a)	a bona fide initial public offering or direct listing of the Company's Shares or any shares or securities issued by any direct or indirect parent of the Company; or

(b)	the merger or acquisition of the business of the Group with or by a publicly listed special purpose acquisition company (SPAC) such that the business of the Group is owned by a company with listed securities, or reverse takeover or backdoor listing.

"IPO Effective Time" means the time at which the Board (or the board of directors of any direct or indirect parent of the Company which is the subject of the IPO) resolves to issue or transfer Securities pursuant to a Qualified IPO, or such other time and date determined by the board of such entity;

"Issue Notice" has the meaning set out in Clause 10.4.

"Joint Accepting Shareholder" has the meaning set out in Clause 12.3.

"Licensed Intellectual Property" means Intellectual Property duly licensed from third parties to the Group, but shall not include any Intellectual Property formally licensed from any Licensor or Shareholder.

"Licensor" has the meaning set out in Clause 20.7(a).

"Liquidation Event" has the meaning set out in Clause 17.1.

"Liquidation Funds" has the meaning set out in Clause 17.1.

"Lock-Up Period" means a period commencing from the Effective Date until (i) consummation of the Qualified IPO or (ii) the expiration of two (2) years after the Effective Date, whichever is earlier.

"Losses" includes, in respect of or relating to any matter, event or circumstance, all demands, claims (including compensation claims), actions, proceedings, awards, judgments, settlements, damages, payments, interest, fines, penalties, losses, costs (including legal costs, professional advisers', experts' and consultants' fees and costs of investigation, defence, appeal, enforcement and remediation), expenses (including Tax), disbursements or other liabilities in any case of any nature whatsoever, but shall exclude any indirect, contingent, prospective, special, incidental or consequential loss such as but not limited to loss of profit, goodwill, reputation or loss of opportunity.

"Lower Unit Price" has the meaning set out in Clause 10.14.

"Mario Ho" shall be the person referred to under Part A-1 of Schedule 1.

"Material Breach" has the meaning set out in Clause 23.1.

"Necessary Actions" means, with respect to a specified result, all actions (to the extent such actions are permitted by Applicable Laws) reasonably necessary or desirable to cause such result, including: (a) voting or providing a written consent or proxy with respect to shares; (b) causing the adoption of shareholders' resolutions and amendments to organisational documents; (c) executing agreements and instruments, and (d) using commercially reasonable efforts to obtain all consents, or similar actions that are required to achieve such result.

"New Business Opportunity" has the meaning given to it under Clause 18.4.

"New ESOP" has the meaning set out in Clause 5.1.

"New Securities" has the meaning set out in Clause 10.3.

"NIP Competitors" means any such persons the principal business of which involves components or activities which compete with the business of any of the NIP Group Companies in any country or jurisdiction where any NIP Group Company carries on its business.

"NIP De-Merger" means either the NIP Share Distribution or the NIP Share Transfer.

"NIP Directors" has the meaning set out in Clause 6.4.

"NIP Dividend Distribution" has the meaning set out in Clause 16.12.

"NIP Founder" has the meaning set out in the Recitals.

"NIP Founder Holdco" has the meaning ascribed to it in Part B-2 of Schedule 1.

"NIP Founder Parties" means, collectively, the NIP Founders and the NIP Founder Holdcos.

"NIP Group Companies" means such persons listed in Part B of Schedule 4.

"NIP Redemption Date" has the meaning set out in Clause 16.9.

"NIP Redemption Dividend" means such portion of the Company's distributable profits which is equivalent to the total amount of declared but unpaid dividend (whether interim or final) that the NIP Redemption Shareholders would have been entitled to receive based on its Equity Ratio in the event of a distribution pursuant to Clause 16.12 as at the date of occurrence of a NIP Redemption Trigger Event.

"NIP Redemption Price" has the meaning set out in Clause 16.8.

"NIP Redemption Trigger Events" means the events or circumstances as set out in Part B of Schedule 11.

"NIP Share Distribution" has the meaning set out in Clause 16.9.

"NIP Share Transfer" has the meaning set out in Clause 16.10.

"NIP Shareholders" has the meaning set out in the Recitals.

"NIP Shares" means Shares held by all NIP Shareholders in aggregate at any given time (each, a "NIP Share").

"Notification Period" has the meaning set out in Clause 15.2.

"NIP Special Redemption Trigger Events" means the events or circumstances as set out in Part C of Schedule 11.

"Offered Securities" has the meaning set out in Clause 12.1.

"Opportunity Acceptance Period" has the meaning given to it under Clause 18.4.

"Opportunity Period" has the meaning given to it under Clause 18.4.

"Ordinary Board Matters" means such matters set out in Part A-2 of Schedule 7.

"Ordinary Shareholder" shall mean a holder of any number of Ordinary Shares. The list of Ordinary Shareholders as at the Effective Date is set out in Part A of Schedule 2.

"Ordinary Shares" has the meaning set out in the Articles, attached with such rights as prescribed under this Agreement and the Articles.

"Originating Founder" has the meaning given to it under Clause 18.4.

"Oversubscription Shareholder" has the meaning set out in Clause 10.6.

"Parties" means the parties to this Agreement and "Party" means any one of them, including any other person who becomes a member of the Company and who agrees to be bound by the provisions of this Agreement by executing a Deed of Adherence.

"Permitted Transferee" has the meaning set out in Clause 11.7.

"Post-Earn-Out NIP Equity Ratio" means the equity ratio as set out in row 6 of the table under Schedule 10.

"Post-Earn-Out VE Equity Ratio" means the equity ratio as set out in row 5 of the table under Schedule 10.

"PRC" means the People's Republic of China but excluding, for the purposes of this Agreement, Hong Kong, Macau and Taiwan.

"PRC GAAP" means generally accepted accounting principles in the PRC, applied on a consistent basis.

"PRC Tax Laws" means the Tax notice issued by the PRC State Administration of Taxation titled the "State Administration of Taxation's Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises" (State Administration of Taxation Bulletin [2015] No. 7), as may be amended or supplemented from time to time, including any similar or replacement law, including any other applicable PRC taxation laws, as well as any Applicable Laws of the PRC in force from time to time which operates to restate, amend or repeal any of the aforesaid laws or any part thereof.

"Preferred Liquidation Amount" has the meaning set out in Clause 17.1.

"Preferred Shareholders" means, collectively, all holders of Preferred Shares (each, a "Preferred Shareholder"). The list of Preferred Shareholders as at the Effective Date is set out in Part B, Part C and Part D of Schedule 2.

"Preferred Shares" means, collectively, the Class A Preferred Shares, the Class B Preferred Shares and the Class B-1 Preferred Shares.

"Privacy Laws" means any legislation or other regulatory instrument, whether in Hong Kong or otherwise, which affects privacy or personal information (including the collection, storage, use or possession of personal data), and includes any legislation from time to time in force in such jurisdictions to the extent that applicable to the Group Company, relating to privacy, personal information or the collection, handling, storage, processing, use or disclosure of personal data, and any ancillary rules, guidelines, orders, directions, directives, codes of conduct or other instruments made or issued thereunder, as amended from time to time, including but not limited to the European Union General Data Protection Regulation (commonly referred to as the "GDPR").

"Pro-Rata Share" has the meaning set out in Clause 10.4(c).

"Proposed Buyer" has the meaning set out in Clause 12.1.

"Proposed Transfer" has the meaning set out in Clause 12.1.

"Prospective Parties" has the meaning given to it under Clause 18.4.

"Qualified Exchange" means (i) the New York Stock Exchange, the NASDAQ Stock Market's Global Market System or the Hong Kong Stock Exchange or (ii) any other exchange of recognized international reputation and standing duly approved by the Shareholders as Reserved Matter in accordance with the Requisite Approval.

"Qualified IPO" means an IPO on a Qualified Exchange on or before 31 January 2025. For the avoidance of doubt, only with respect to the NIP Redemption Trigger Events, Qualified IPO shall mean an IPO on a Qualified Exchange based on a pre-money valuation of the Company exceeding US$100,000,000;

"Qualified Third Party" mean a bona fide independent third party, who is not: (i) a Sanctioned Person and has not violated nor is in violation of any Anti-Money Laundering Laws; (ii) a Permitted Transferee; or (iii) a Competitor (unless otherwise approved pursuant to Clause 11.5) and "Qualified Third Parties" shall be construed accordingly.

"Receiving Party" has the meaning set out in Clause 21.1.

"Recipient" has the meaning set out in Clause 21.3.

"Redemption Notice" has the meaning set out in Clause 16.3.

"Redemption Obligations" has the meaning set out in Clause 16.15.

"Redemption Request" has the meaning set out in Clause 16.2.

"Redemption Shareholders" has the meaning set out in Clause 16.1.

"Redemption Shares" has the meaning set out in Clause 16.1.

"Redemption Trigger Events" means any of the VE Redemption Trigger Events, the NIP Redemption Trigger Events and the NIP Special Redemption Trigger Events (each, a "Redemption Trigger Event").

"Remaining New Securities" has the meaning set out in Clause 10.6.

"Remaining Offered Securities" has the meaning set out in Clause 12.4.

"Requisite Approvals" means such approval(s) by the Board and/or the Shareholders as required with respect to a Reserved Matter pursuant to Clauses 6.16, 6.17, 7.4 and 7.5 (as applicable).

"Reserved Board Matters" means such matters set out in Part A-1 of Schedule 7.

"Reserved Matters" means the Ordinary Board Matters, the Reserved Board Matters, the Shareholders Ordinary Matters and the Shareholders Reserved Matters, collectively (each, a "Reserved Matter").

"Restricted Period" has the meaning given to it under Clause 18.2.

"Restructuring Plan" has the meaning set out in the Recitals.

"ROFR Tag-Along Option" has the meaning set out in Clause 12.1.

"ROFR Tag-Along Securities" has the meaning set out in Clause 12.1.

"ROFR Tag-Along Shareholder" has the meaning set out in Clause 12.5.

"Sale Agreement" has the meaning set out in Clause 13.2.

"Sanctioned Person" means a person (a) that is currently subject to or the target of Sanctions; (b) that is appearing on the Specially Designated Nationals and Blocked Persons List of the US Government's Office of Foreign Assets Control; (c) with whom a transaction is prohibited by Executive Order 13224, the USA Patriot Act, the Trading with the Enemy Act, or the foreign asset control regulations of the United States Treasury Department, in each case as amended from time to time; (d) that to the actual knowledge of a Party, is controlled by any person and/or corporation described in the foregoing item (b) or (c) with ownership of 20% or more of outstanding voting securities being presumptively a control position; or (e) that has its principal place of business, or the majority of its business operations (measured by revenues), located in a country described in the foregoing item (c).

"Sanctions" means any sanctions administered or enforced by any Government Authority or inter-governmental body, including but not limited to the United Nations Security Council, Hong Kong Monetary Authority, the People's Republic of China's Ministry of Commerce or Ministry of Foreign Affairs, the European Union, Her Majesty's Treasury, the Government of Switzerland or the US Government's Office of Foreign Assets Control.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities" means any Shares, or any other securities issued by the Company which are exercisable, convertible into, or carrying the right to subscribe for, shares in the capital of the Company.

"Selling Shareholder" has the meaning set out in Clause 12.1.

"Shareholders" means each of the VE Founder Holdcos, the VE Financial Shareholders, SIG, the MCN Shareholders and NIP Shareholders, as well as any registered holder of Shares from time to time having the benefit of this Agreement, and the expression "Shareholder" shall mean any one of them as the context requires.

"Shareholders Ordinary Matters" means such matters set out in Part B-2 of Schedule 7.

"Shareholders Reserved Matters" means such matters set out in Part B-1 of Schedule 7.

"Shares" means the shares in the capital of the Company together with all rights attaching thereto, including for the avoidance of doubt, the Preferred Shares and the Ordinary Shares.

"Subscription Agreement" has the meaning set out in the Recitals.

"Subscription Period" has the meaning set out in Clause 10.5.

"Subscription Unit Price" has the meaning set out in Clause 10.13.

"Subsidiary" means, with respect to any person, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such person, either directly or indirectly, (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner, or (iii) any variable interest entity controlled by such person or its Subsidiary.

"Surviving Provisions" means Clauses 18 to 22, and 26 to 43 and any other provisions of this Agreement to the extent relevant to the interpretation or enforcement of such provisions

"Tag Notice" has the meaning set out in Clause 13.2.

"Tag Securities" has the meaning set out in Clause 14.1.

"Tag-Along Right" has the meaning set out in Clause 14.1.

"Third Party Rights Ordinance" means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

"Transaction Documents" means the Subscription Agreement, the Application for Shares, this Agreement, and any other documents entered into pursuant to this Agreement or otherwise in connection with the proposed transactions contemplated thereunder (or any other transactions otherwise necessary to give effect to this Agreement).

"Transfer" has the meaning set out in Clause 11.1.

"Transfer Notice" has the meaning set out in Clause 12.1.

"Tax" means any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, additional tax, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority.

"Tax Authority" means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax whether in the Cayman Islands, Hong Kong, the PRC, Sweden or elsewhere.

"US GAAP" means the generally accepted accounting principles in the United States, applied on a consistent basis.

"VE Directors" has the meaning set out in Clause 6.3.

"VE Founder Parties" means, collectively, the VE Founders and the VE Founder Holdcos.

"VE Group Companies" means such persons listed in Part A of Schedule 4.

"VE Redemption Date" has the meaning set out in Clause 16.5.

"VE Redemption Funds" has the meaning set out in Clause 16.5.

"VE Redemption Price" has the meaning set out in Clause 16.4.

"VE Redemption Trigger Events" means the events or circumstances as set out in Part A of Schedule 11.

"VE Redemption Shareholders" has the meaning set out in Clause 16.1.

"VE Redemption Shares" has the meaning set out in Clause 16.1.

"VE Revenue" means the total revenue of the VE Group Companies on a consolidated basis audited according to the US GAAP as stated in the management accounts of such VE Group Companies for the Earn-Out Period prepared based on the US GAAP, provided that: (i) the VE Revenue shall include the net income generated from the transfer of any esports player if there is an associated asset value connected with such player on the balance sheet of any of the VE Group Companies, (ii) the VE Revenue shall exclude (X) the income generated from the realisations of any assets or the transfer of league slots which are owned by any of the VE Group Companies, or (Y) the Transfer of other material assets such as interest in Subsidiaries, Business Intellectual Property, data and other assets of the Group; and (iii) the revenue generated by a VE Group Company which is not (directly or indirectly) wholly owned by the VIE Company shall be calculated according to the pro-rata shareholding of the VIE Company in such VE Group Company.

"VE Shares" means Shares held by all VE Shareholders in aggregate at any given time (each, a "VE Share").

"VE Shareholders" has the meaning set out in the Recitals.

"VIE Company" means Wuhan Xingjingweiwu Culture & Sports Development Co., Ltd. (in Chinese: 武汉星竞威武文体发展有限公司).

"VIE Subsidiaries" means those entities set out in Part A of Schedule 4 under the column "VIE Subsidiaries" and "VIE Subsidiary" means any one of them.

"Wuhan Douyu" has the meaning set out in Part A-3 of Schedule 1.

"Wuhan Douyu Competitors" means such persons the principal business of which involves components or activities which compete with the current business of Wuhan Douyu and/or its Affiliates as of the date of this Agreement, including (i) Bilibili Inc., (ii) Inke Limited, (iii) 北京快手科技有限公司, (iv) Baidu, Inc., (v) Alibaba Group Holding Limited, (vi) NetEase, and (vii) Huya Inc., as well as their respective Affiliates, but excluding, for the avoidance of doubt, Beijing Bytedance Technology Co., Ltd. and/or its Affiliates. For the avoidance of doubt, Wuhan Douyu’s current business as of the date of this Agreement refers to interactive entertainment services such as live broadcast and video, as well as the upstream and downstream businesses related to these businesses that Wuhan Douyu will expand to in the future.

1.2	Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall wherever necessary or appropriate in the context be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared.

1.3	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.4	References herein to Recitals, Clauses, Schedules and Exhibits are to recitals, clauses, schedules and exhibits set out in this Agreement unless the context requires otherwise, and the Schedules and Exhibits to this Agreement shall be deemed to form part of this Agreement.

1.5	The expressions "VE Founders", "VE Founder Holdcos", "VE Financial Shareholders", "NIP Founder", "NIP Financial Shareholders" "NIP Shareholders", "the Shareholders" and "the Company" shall, where the context permits, include their respective permitted successors.

1.6	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.7	A document expressed to be "in the approved terms" means a document the terms of which have been approved by or on behalf of the Parties and a copy of which has been signed for the purposes of identification by or on behalf of the Parties.

1.8	Save where specifically required or indicated otherwise:

1.9	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(a)	references to a "person" shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a "company" shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(b)	references to the word "include" or "including" (or any similar term) are not to be construed as implying any limitation and general words introduced by the word "other" (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(c)	references to any Hong Kong statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include that which most nearly approximates in that jurisdiction to the Hong Kong statutory provision or legal term or other legal concept, state of affairs or thing;

(d)	any reference to "writing" or "written" includes any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include e-mail;

(e)	references to "indemnify" and to "indemnifying" any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(f)	references to "USD" or "US$" are to the lawful currency of United States, references to "RMB" are to the lawful currency of the PRC, and references to "SEK" are to the lawful currency of the Kingdom of Sweden as at the date of this Agreement; and

(g)	references to times of the day are to that time in Hong Kong and references to a day are to a period of 24 hours running from midnight in Hong Kong.

1.10	Unless otherwise stated, all warranties, representations, indemnities, covenants, agreements, undertakings and obligations given or entered into by more than one person are given or entered into jointly and severally.

2.	Effectiveness

2.1	With respect to each Shareholder, this Agreement shall become effective upon its Completion ("Effective Date").

3.	Activities of the Group

3.1	The business of the Group (the "Business") shall include:

(a)	management of professional esports teams;

(b)	participation and organization of professional esports events, tournaments and competitions;

(c)	developing gaming products and services;

(d)	investment holding of entities in the esports industry;

(e)	operation of esports club;

(f)	anchor brokerage business;

(g)	live broadcasting business; and

(h)	brand authorization.

3.2	The Parties shall take all Necessary Actions to procure that unless otherwise altered in accordance with the Requisite Approvals, the Group shall carry on the Business in accordance with the Business Plan and this Agreement.

3.3	The Business shall be conducted in accordance with good and commercial business practice and subject thereto, in accordance with the Business Plan from time to time. Each of the Parties shall use its respective reasonable endeavours, without being required to incur any financial obligation (other than as expressly set out in this Agreement) to promote the interests of the Group, to ensure that the Group conducts the Business with maximum energy and efficiency and to facilitate the promotion of the Business and the interests of the Group.

4.	Financing

4.1	The initial capital and cash requirements of the Company shall be satisfied by utilisation of the working capital of the Company in accordance with the Business Plan.

4.2	If the Board requests that additional capital contribution to the Company be made to satisfy the Group's working capital requirements or otherwise (in each case as determined by the Requisite Approvals), each of the Shareholders shall be entitled to make the additional capital injections in the proportion of their Equity Ratio as at the time of such request(s), provided that any Shareholder may elect not to make such additional capital contribution with the consequence of having its shareholding in the Company being diluted.

4.3	External borrowings, financing or other financial support shall be procured using the assets of the Group as security on a non-recourse basis without any additional security or guarantee being provided by the Shareholders, save in relation to any contrary arrangements subject to the Requisite Approvals.

5.	ESOP

5.1	As of the date of this Agreement, the Company has reserved 4,123,826 Ordinary Shares held by VE ESOP Platform for future issuance to officers, directors, employees and/or consultants of the Group Company (the "Existing ESOP"). The employee stock ownership plan regarding the Existing ESOP was originally established by Shenzhen Weiwu Esports Internet Technology Co., Ltd. (深圳威武电竞网络科技有限公司) on 31 December 2019, under which 15% of its equity securities were reserved and held by Shenzhen Weiwu Investment Partnership (Limited Partnership) (深圳市威武投资合伙企业(有限合伙)). Such original employee stock ownership plan was later succeeded as the employee stock ownership plan of the VIE Company in accordance with (i) the Merger & Reorganization Agreement (重组合并协议) among Shenzhen Weiwu Esports Internet Technology Co., Ltd. (深圳威武电竞网络科技有限公司), the VIE Company and other related parties dated 18 December 2020, (ii) the Share Reorganization Agreement (股权重组协议) among Xingjing Culture Media Co., Ltd. (星竞文化传媒有限公司), the VIE Company and other related parties dated 18 December 2020, (iii) the Shareholders’ Agreement (股东协议) of the VIE Company among its shareholders dated 18 December 2020, and (iv) the Supplemental Agreement Regarding the Reorganization among Tian Zeyuan (田泽园), the VIE Company and other related parties dated March 2021, under which the reserved equity securities of the VIE Company were continuously held by Shenzhen Weiwu Investment Partnership (Limited Partnership) (深圳市威武投资合伙企业(有限合伙)). Such succeeded employee stock ownership plan of the VIE Company was then reflected and mirrored at the Company level during the "flip-over" and establishment of the VIE structure in accordance with the Reorganization Framework Agreement (重组框架协议) among the shareholders of the VIE Company and other related parties dated 18 June 2021, under which the reserved equity securities of the VIE Company held by Shenzhen Weiwu Investment Partnership (Limited Partnership) (深圳市威武投资合伙企业(有限合伙)) (later renamed as Shenzhen Weiwu Corporate Management Partnership (Limited Partnership) (深圳市威武企业管理合伙企业(有限合伙) and Tianjin Weiwu Corporate Management Partnership (Limited Partnership) (天津威武企业管理合伙企业(有限合伙)) successively) were reflected as 4,123,826 Ordinary Shares held by the VE ESOP Platform.

In addition to the Existing ESOP, the Company shall establish a new employee stock ownership plan or other similar arrangements, provided that any Securities issued pursuant to the New ESOP shall not exceed ten per cent (10%) of the then fully-diluted total issued share capital of the Company (the "New ESOP", collectively with the Existing ESOP, the "ESOP"). The terms and conditions (including any subsequent amendments thereof) of the New ESOP and any subsequent amendments of the Existing ESOP shall be approved by (i) such Preferred Shareholder(s) holding not less than two-thirds (2/3) of the total issued Preferred Shares and (ii) such Ordinary Shareholder(s) holding not less than two-thirds (2/3) of the total issued Ordinary Shares. Upon the establishment of the New ESOP, the respective percentage of shareholding held by the Shareholders in the Company shall be diluted on a pro-rata basis, provided that the holder of any shares issued pursuant to the ESOP shall have no voting rights.

5.2	For the avoidance of doubt, (a) unless otherwise agreed by the Parties in writing, the Shareholders shall not be eligible for participation in the ESOP, (b) the grant status of the Existing ESOP shall be ratified and approved by: (i) such VE Financial Shareholders holding not less than two-thirds (2/3) of the total issued Preferred Shares held by all the VE Financial Shareholders and (ii) such VE Shareholders holding not less than two-thirds (2/3) of the total issued Ordinary Shares held by all the VE Shareholders (calculated on a fully diluted and as-converted basis), and (c) the VE Founder Parties shall have the power and authority to implement and administer the Existing ESOP, provided that in no event shall the Equity Ratio of the NIP Shareholders be diluted due to the implementation of the Existing ESOP (including any subsequent amendment thereof).

5.3	Subject to Clause 5.1 and 5.2 above, the VE Shareholders hereby agree that, if requested by any Government Authority or under any Applicable Laws, the Existing ESOP and related documents shall be amended and updated before the date of the Company’s first submission of its listing application form to the Qualified Exchange for a Qualified IPO.

5.4	The restriction on Transfers provided under Clause 11 shall not apply to any Transfer made for the purpose of implementing, or otherwise permitted under, an ESOP duly approved and amended from time to time in accordance with this Clause 5.

6.	Management of the Group

Board composition of the Company

6.1	The total number of Board seats shall be eleven (11). Subject to Clause 6.5, the Board shall consist of five (5) VE Directors, four (4) NIP Directors and two (2) independent non-executive directors (each an "INED").

6.2	Subject to Clauses 6.3(a), 6.4(a), and 6.5, as of the Effective Date, the Board shall consist of the following:

VE Directors:	Mario Yau Kwan Ho;

Liwei Sun;

Heng Tang;

Yanjun Xu; and

Lei Zhang;

NIP Directors:	Hicham Chahine;

Thomas Neslein;

Felix Granander; and

Andrew Reader;

INEDs:	Carter Jack Feldman; and

Hans Alesund.

6.3	VE Shareholders shall, have the right to appoint up to five (5) Directors (collectively, the "VE Directors") and remove and/or replace any of the VE Directors, provided that:

(a)	the VE Founder Holdcos collectively shall have the right to appoint three (3) VE Directors ("VE Founder Directors") (as well to remove and/or replace such VE Founder Directors) collectively (by simple majority vote according to their pro-rata shareholding) and decide in good faith as to the composition of the VE Founder Directors;

(b)	each of the two VE Financial Shareholders with largest shareholding of the Company among the VE Financial Shareholders (on a fully diluted and as-converted basis) shall have the right to appoint one (1) VE Director respectively ("VE Financial Directors") (as well to remove and/or replace such VE Financial Directors). For the avoidance of doubt, the other VE Financial Shareholders shall not have the right to appoint, remove and/or replace any Director;

(c)	in case of any vacancy of VE Financial Directors, the VE Founders may collectively appoint such number of VE Director(s) such that, subject to Clause 6.5, the total number of VE Directors is maintained at five (5) at any given time;

(d)	the VE Shareholders shall effect the appointment or removal of any VE Directors by sending (i) a written notice to the Company at the Company's registered office address and (ii) a copy of such notice to the other Shareholders whose details are set out in Schedule 12; and

(e)	each VE Shareholder shall indemnify the other Shareholders and the Company against any claim of damages, loss of office, wrongful dismissal or otherwise arising out of the removal or resignation of any VE Director which such VE Shareholder had nominated for appointment.

6.4	The NIP Shareholders shall, acting collectively, have the right to appoint up to four (4) Directors (collectively, the "NIP Directors") and remove and/or replace any of the NIP Directors, provided that:

(a)	the NIP Shareholders shall discuss and collectively decide (by simple majority vote according to their pro-rata shareholding) in good faith as to the composition of the NIP Directors;

(b)	the NIP Shareholders shall, acting collectively, effect the appointment or removal of any NIP Directors by sending (i) a written notice to the Company at the Company's registered office address and (ii) a copy of such notice to the other Shareholders whose details are set out in Schedule 12; and

(c)	the NIP Shareholders shall, jointly and severally, be responsible for and indemnify the other Shareholders and the Company against any claim of damages, loss of office, wrongful dismissal or otherwise arising out of the removal or resignation of any NIP Director.

6.5	In the event that (i) the VE Shareholders collectively cease to hold more than forty-five percent (45%) of the total issued share capital of the Company, and/or (ii) the NIP Shareholders collectively cease to hold more than thirty percent (30%) of the total issued share capital of the Company, then such Shareholders with an Equity Ratio of not less than three percent (3%) each shall discuss and collectively decide (by simple majority vote according to their pro-rata shareholding, and calculated on a fully diluted and as-converted basis) in good faith as to the composition of the Board, provided that: (a) the VE Shareholders (acting collectively) shall in any event have the right to appoint at least four (4) VE Directors; and (b) the NIP Shareholders (acting collectively) shall in any event have the right to appoint at least three (3) NIP Directors.

6.6	The appointment of any INED is subject to the approval of such Shareholder(s) holding not less than two-thirds (2/3) of the total issued Shares in aggregate. Such VE Shareholders owning more than fifty percent (50%) of all VE Shares in aggregate shall be entitled to nominate one (1) candidate for appointment as INED, and such NIP Shareholders owning more than fifty percent (50%) of all NIP Shares in aggregate shall be entitled to nominate one (1) candidate for appointment as INED.

6.7	One of the Directors, as selected by two-thirds (2/3) of the members of the Board, shall preside as the chairperson of meetings of the Board (the "Chairperson") for a term of three (3) years and shall serve consecutive terms as the Chairperson unless he/she is replaced by two-thirds (2/3) of the members of the Board. If the Chairperson is not present at any meeting of the Board, the Directors present may appoint another Director to act as Chairperson for the purposes of the meeting. The Chairperson from the date of this Agreement shall be Mario Ho. In the case of an equality of votes at any meeting of the Board, the Chairperson shall not have a second or casting vote.

6.8	No person nominated for appointment as Director under this Clause 6 and no person acting as an alternate of any Director shall hold the position of, engage in or work for a Competitor (whether as a director, manager, key employee or other similar senior executive positions), unless:

(a)	prior written consent has been obtained from Wuhan Douyu with respect to any work or engagement with a Wuhan Douyu Competitor;

(b)	prior written consent has been obtained from the Founder Parties with respect to any work or engagement with a Company Competitor; and

(c)	prior written consent has been obtained from the NIP Founder Parties with respect to any work or engagement with a NIP Competitor.

6.9	The Parties agree to take or procure all Necessary Actions be taken to keep the Board constituted in the manner provided under Clauses 6.1 to 6.8. Notwithstanding the foregoing, each Shareholder undertakes to the other Shareholders that it shall procure the removal of (i) any person nominated by such Shareholder for appointment as Director or (ii) any person acting as an alternate for a Director nominated by such Shareholder, in the event that such person shall become liable to be removed or disqualified as a Director or an alternate Director (as the case may be) in accordance with Applicable Laws.

6.10	The Parties hereby agree that the composition of the Board set forth under Clauses 6.1 to 6.8 above shall be amended and restated before the date of the first submission of the listing application form to the Qualified Exchange for a Qualified IPO, and concurrently the new arrangement of the Board shall be approved subject and pursuant to relevant requirements and listing rules of the Qualified Exchange or in relation to the listing on the Qualified Exchange.

Board meetings

6.11	Meetings of the Board shall be properly convened and held at such times as may be determined by the Board (but in any event shall at least be held once every six (6) months). No Board meeting shall be convened on less than five (5) Business Days' notice unless at least one (1) VE Director and one (1) NIP Director agree to waive such notice period requirement in writing. Any notice of a Board meeting shall include an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by any relevant papers to be discussed at the meeting.

6.12	The quorum for meetings of the Board shall consist of seven (7) Directors, of whom at least four (4) shall be VE Directors (whom shall include Mario Ho) and three (3) shall be NIP Directors (whom shall include Hicham Chahine). No meeting of the Board may proceed nor transact any business unless a quorum is present at the start of and throughout such meeting. A Director shall be regarded as present for the purposes of a quorum if represented by an alternate. If within thirty (30) minutes of the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within twenty (20) minutes from the time appointed for such adjourned meeting (or such longer interval as the Chairperson of the meeting may think fit to allow), the attendance by five (5) Directors present in person or by his alternate shall constitute a quorum, provided that of whom two (2) shall be VE Directors (whom shall include Mario Ho) and two (2) shall be NIP Directors (whom shall include Hicham Chahine).

6.13	Meetings of the Board may be held at two (2) or more places using any technology that enables the Directors who are not together at the same place to listen, speak and vote at the meeting, and any Director shall be deemed to be present at such meeting if such Director (or his alternate) participates by telephone or other electronic means and all Directors participating in the meeting are able to hear one another.

6.14	If the Board so authorises or requests, auditors, consultants, advisers and employees shall be permitted to attend and speak at meetings of the Board, but not to vote.

Power of the Board

6.15	Subject to Clause 7.6 and Applicable Laws, the Board shall have the power to manage the Group as it deems appropriate and be responsible for making decisions relating to the Business, save in respect of (a) the Shareholders Ordinary Matters and Shareholders Reserved Matters; and (b) matters concerning the direction, management and day-to-day operation of the NIP Group Companies and the VE Group Companies which shall be managed in accordance with Clauses 6.22 to 6.23.

6.16	Each Director is entitled to one (1) vote on all matters to be voted upon by the Board. Subject at all times to the quorum requirements set out in Clause 6.11 and Applicable Laws:

(a)	any Ordinary Board Matter shall be approved at a duly convened Board meeting upon affirmative votes from a simple majority of the Directors who are present and eligible to vote; and

(b)	any Reserved Board Matter shall be approved at a duly convened Board meeting upon affirmative votes from not less than two-thirds (2/3) of the Directors who are present and eligible to vote.

6.17	Notwithstanding anything to the contrary in Clause 6.14, resolutions of the Board may be passed without a meeting by way of written resolutions, provided that, in respect of any written resolutions relating to:

(a)	an Ordinary Board Matter, such resolutions shall be approved and signed by a simple majority of all Directors (an alternate Director or a proxy being entitled to sign such resolution on behalf of his appointor) eligible to vote on such matters;

(b)	a Reserved Board Matter, such resolutions shall be approved and signed by not less than two-thirds (2/3) of all Directors (an alternate Director or a proxy being entitled to sign such resolution on behalf of his appointor) eligible to vote on such matters; and

(c)	all written resolutions shall be sent to each Director and shall require a response within a period specified in the notice of such resolution, being not less than ten (10) Business Days after its date of dispatch, or else it shall lapse, and no written resolutions (despite being duly signed by such number of Directors as required under Clauses 6.17(a) and/or (b), as applicable) shall take effect until the expiry of such period unless such notice period requirement has been waived by at least two (2) VE Directors (whom shall include Mario Ho), two (2) NIP Directors (whom shall include Hicham Chahine), and one (1) INED.

6.18	To the extent that any Ordinary Board Matters or Reserved Board Matters are required by Applicable Laws to be approved by a resolution of the Shareholders, the Shareholders shall, insofar as it is legally permitted to do, take all Necessary Actions to vote in accordance with the recommendations set out in the resolutions duly passed by the Board in respect of such Ordinary Board Matters or Reserved Board Matters (as the case may be).

Alternate Directors

6.19	Subject to Applicable Laws and the terms of this Agreement, each Director may nominate any person to act as alternate Director in his place by way of written notice to the Company, and may remove such alternate Director at any time in the same manner. Such alternate Director shall be permitted to attend all Board meetings and to vote on behalf of such Director for whom he is serving as an alternate. The alternate Director shall (except as regards the power to appoint an alternate Director pursuant to this Clause 6.18) exercise and discharge all the functions, powers and duties of the Director he represents, and shall look solely to the Director he represents for remuneration (if any) for his services as an alternate Director. Every person acting as alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). Any person appointed as an alternate Director shall vacate his office as such alternate Director if and when the Director by whom he has been appointed removes him or vacates office as Director.

Senior management

6.20	An individual nominated by the NIP Directors and an individual nominated by the VE Founders shall each be appointed as co-chief executive officer of the Company (collectively, the "CEOs", each a "Co-CEO"). As of the Effective Date, the Co-CEO nominated by the NIP Directors shall be Hicham Chahine and the Co-CEO nominated by the VE Founders shall be Mario Ho. The Shareholders shall use all Necessary Actions to procure the appointment of the CEOs in accordance with this Clause 6.19.

6.21	Hicham Chahine, in his capacity as a Co-CEO shall be responsible for the day-to day operations and management of the NIP Group Companies, and Mario Ho, in his capacity as a Co-CEO shall be responsible for the day-to day operations and management of the VE Group Companies. The CEOs shall collectively be responsible for the overall management of the Company, under the supervision of the Board.

Governance of other Group Companies

6.22	For the avoidance of doubt, the board of directors of a NIP Group Company or a VE Group Company shall not be subject to the requirements with respect to the composition and proceedings of the Board under this Agreement.

6.23	Subject always to the Requisite Approvals, with respect to a VE Group Company or a NIP Group Company:

(a)	matters eligible for determination by director(s) under Applicable Laws shall be approved by the director(s) of such VE Group Company or NIP Group Company (as the case maybe) in accordance with its articles and Applicable Laws; and

(b)	matters required to be approved and determined by shareholder(s) under Applicable Laws shall be approved by (i) a simple majority of the Directors as an Ordinary Board Matter in accordance with Clause 6.15(a) or 6.16(a); and (ii) the shareholder(s) of such VE Group Company or NIP Group Company (as the case may be) in accordance with its articles and Applicable Laws.

Information to appointing Shareholder(s)

6.24	Subject to Clause 21 (Confidentiality) and Applicable Laws, a Director (or his alternate) nominated for appointment by one or more Shareholder(s) shall be entitled to provide to such appointing Shareholder(s) any information concerning the Group obtained by him in his capacity as a Director.

7.	Shareholders' meetings

7.1	The quorum for any meeting of Shareholders shall consist of such Shareholder(s) holding not less than two-thirds (2/3) of the total issued Shares in aggregate, whether present in person or by proxy or representative, provided that such Shareholders present shall include at least one (1) NIP Founder Holdco and at least one (1) VE Founder Holdco. No meeting of the Shareholders may proceed nor transact any business unless a quorum is present at the start of and throughout such meeting. If within twenty (20) minutes of the time appointed for a meeting a quorum is not present, the meeting shall stand adjourned until the same time and place on the same day in the next week and if at such adjourned meeting a quorum is not present within twenty (20) minutes from the time appointed for such adjourned meeting (or such longer interval as the Shareholders present may unanimously agree), the attendance by such Shareholders holding more than fifty-percent (50%) of the total issued Shares in aggregate (whether present in person or by proxy or representative) shall constitute a quorum, provided that such Shareholders present shall include at least one (1) NIP Founder Holdco and at least one (1) VE Founder Holdco. The Shareholders present shall determine a Shareholder's representative who shall preside as chairman of shareholders' meeting at the start of the same, but such chairman shall not have a casting vote in case of an equality of votes.

7.2	The Board may convene any meeting of Shareholders whenever it may deem fit, subject to and in accordance with Applicable Laws and the Articles. Unless otherwise required under Applicable Laws, each Shareholder shall be given not less than twenty-one (21) days' written notice of annual general meetings and not less than fourteen (14) days' written notice of all other meetings of Shareholders (or to the extent legally permitted, such shorter notice period in respect of any particular meeting as may be agreed in writing by all the Shareholders entitled to participate in such meeting) specifying the date, time and place of the meeting and the business to be transacted thereat shall be given to each Shareholder.

7.3	Meetings of the Shareholders may be held at two (2) or more places using any technology that enables the Shareholders who are not together at the same place to listen, speak and vote at the meeting, and a Shareholder shall be deemed to be present at such meeting if such Shareholder (or its proxy or representative) participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear one another.

7.4	Any resolution put to the vote at a Shareholders' meeting shall be decided on a poll, such that every Shareholder present (whether in person or by proxy or representative) shall have one vote for every Share (whether an Ordinary Share or a Preferred Share) of which he is a holder. Subject at all times to the quorum requirements set out in Clause 7.1 and Applicable Laws:

(a)	any Shareholders Ordinary Matter shall be approved at a duly convened Shareholders' meeting by a simple majority of the total voting rights present at the meeting and entitled to be cast on such resolution; and

(b)	any Shareholders Reserved Matter shall be approved at a duly convened Shareholders' meeting by not less than two-thirds (2/3) of the total voting rights present at the meeting and entitled to be cast on such resolution.

7.5	Resolutions of the Shareholders may be passed without a meeting by way of written resolutions, if they have been approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company.

7.6	As a separate and independent undertaking to the Shareholders, the Company agrees that, to the extent permissible by Applicable Laws, it shall not carry out any Ordinary Board Matters, Reserved Board Matters, Shareholders Ordinary Matters and/or Shareholders Reserved Matters without the Requisite Approvals.

8.	Dividends

Save in relation to the NIP Share Distribution or the NIP Dividend Distribution, distributions to be made to the Shareholders shall be pro-rated based on their respective Equity Ratio, subject to any Applicable Laws, the Requisite Approvals, and any agreement or restriction binding the Group.

9.	Further obligations of Shareholders

9.1	Each Shareholder shall exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Group are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

9.2	Each Shareholder agrees with the other to exercise its rights and powers to ensure that the business of the Group is conducted in accordance with all Applicable Laws, sound international business principles and the highest ethical standards.

9.3	All dealings between the Group and the Shareholders or their Affiliates shall (subject to this Agreement) be on a fair and equitable basis both as regards the interests of the Shareholders and the transaction and the balancing of the interests of the Shareholders and their Affiliates.

9.4	Each Founder Holdco shall promptly notify the other and the Company of all matters coming to its notice which may affect the title to or enjoyment of the Group's premises, assets or property, and of all significant notifications, orders, demands and other communications received from any Government Authority in relation to the Group's business, assets or property.

10.	New Securities

10.1	The Company shall not issue any Securities in respect of which the Parties have not complied with the provisions of this Clause 10.

10.2	The rights of the Preferred Shareholders under this Clause 10 shall terminate upon the consummation of the Qualified IPO.

Pre-emptive rights of Preferred Shareholders

10.3	Subject to any Requisite Approvals, Clause 10.12, and compliance with all Applicable Laws, if the Company proposes to issue new Securities ("New Securities") to any person, then the Company shall first comply with the provisions of this Clause 10.

10.4	The Company shall, not less than fifteen (15) Business Days prior to the proposed date of issuing any New Securities, serve a notice ("Issue Notice") on each Preferred Shareholder (but not the Ordinary Shareholders, for the avoidance of doubt) specifying:

(a)	the key terms of the issue of New Securities, including the issue price (or the means by which the price will be calculated);

(b)	the total number of New Securities to be issued;

(c)	the number of New Securities for which the Preferred Shareholder is entitled to subscribe based on its then Equity Ratio ("Pro-Rata Share"); and

(d)	that the allocation of New Securities shall take place in accordance with this Agreement.

10.5	Within fifteen (15) Business Days after the date of the Issue Notice ("Subscription Period"), a Preferred Shareholder may exercise its right to subscribe (or to nominate its Affiliates to subscribe, provided that such Affiliate is not a Sanctioned Person or a Competitor) for any number of New Securities up to such Preferred Shareholder's Pro-Rata Share by way of written notice to the Company. If a Preferred Shareholder has not given notice before the expiry of the Subscription Period, then it shall have no further right to subscribe for the New Securities.

10.6	If any Preferred Shareholder fails or declines to exercise its pre-emptive right in full in accordance with Clause 10.5 above, on the next Business Day following the expiry of the Subscription Period, the Company shall give written notice to each Preferred Shareholder who exercised its pre-emptive rights in full (each, an "Oversubscription Shareholder") in writing of any New Securities not being subscribed by the other Preferred Shareholder(s) pursuant to Clause 10.5 ("Remaining New Securities").

10.7	Within five (5) Business Days after the receipt of the written notice issued by the Company pursuant to Clause 10.6, each Oversubscription Shareholder may exercise its right to subscribe for the Remaining New Securities by giving written notice to the Company of the number of Remaining New Securities for which it wishes to subscribe.

Allocation

10.8	As soon as reasonably practicable after the determination of the allocation of the New Securities pursuant to Clauses 10.4 to 10.7, the Company shall deliver to each Preferred Shareholder a written notice setting out the number of New Securities that each Preferred Shareholder has been allocated for subscription and the relevant subscription amount ("Allocation Notice"), then:

(a)	each Preferred Shareholder shall pay to the Company the subscription monies for the New Securities by the later of:

(i)	the date set out in the Allocation Notice; and

(ii)	the date on which all mandatory Authorizations have been obtained by the Company for the issuance of the New Securities (or the applicable waiting periods for those approvals having expired); and

(b)	subject to the receipt of the subscription monies, the Company shall issue share certificates and procure the register of members to be updated for the New Securities.

10.9	If any Preferred Shareholder (including any Oversubscription Shareholder) declines or fails to complete the exercise of its pre-emptive rights in full within the respective time periods specified in Clauses 10.5 and 10.7, the rights of such Preferred Shareholder to subscribe for such New Securities shall be extinguished and the Board shall have the discretion to allot and issue such New Securities (to which such Preferred Shareholder has declined or failed to complete the exercise of its pre-emptive rights under Clauses 10.5 and 10.7) to Qualified Third Parties on such terms and conditions to be decided by the Board provided that such issuance of the New Securities to such Qualified Third Party shall be on the same or higher price and on the same terms and conditions as set out in the Issue Notice. Such Qualified Third Party must also agree in writing to be bound by the terms and conditions of this Agreement as a Shareholder by validly executing the Deed of Adherence.

10.10	In the event that the Company has not issued such New Securities within one hundred and twenty days (120) days of the Issue Notice, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preferred Shareholders pursuant to this Clause 10.

10.11	For the avoidance of doubt, the pre-emptive rights set out in Clauses 10.3 to 10.10 apply in respect of any issuance of New Securities, whether to existing Shareholders or to any other person.

Exceptions

10.12	Clauses 10.4 to 10.11 do not apply to an issuance of:

(a)	Conversion Shares;

(b)	Securities which are approved by way of unanimous approval by all Shareholders to be issued other than in accordance with this Clause 10;

(c)	Securities issued or granted in order for the Company to comply with its obligations under the Articles or this Agreement (including as required under Applicable Laws);

(d)	Securities constituting all or part of the consideration for either a bona-fide acquisition of assets or business by the Group duly approved by way of the Requisite Approvals;

(e)	Securities issued or issuable to officers, directors, employees and consultants of the Company pursuant to the ESOP or other employee ownership plan or similar arrangements approved in accordance with this Agreement;

(f)	Securities issued in connection with any share split, subdivision, share dividend, reclassification or other similar event duly approved by the Company in accordance with this Agreement and the Articles;

(g)	Securities issued or issuable in accordance with Clause 15; and

(h)	Securities issued or issuable in connection with the implementation of the Restructuring Plan, subject always to the Requisite Approvals (which consent from the relevant Directors and/or Shareholders shall not be unreasonably withheld or delayed); and

(i)	Securities issued or issuable in connection with the proposed acquisition of Blonde INC AB (or any of its Affiliates) or Nmbrs Production AB (or any of its Affiliates) by Ninjas in Pyjamas Gaming AB (for the avoidance of doubt, the Equity Ratio of the VE Shareholders shall not be diluted due to the implementation of such acquisition), subject always to the Requisite Approvals (which consent from the relevant Directors and/or Shareholders shall not be unreasonably withheld or delayed).

Anti-Dilution Adjustments

10.13	Unless otherwise approved in advance by (a) such Class A Preferred Shareholder(s) holding not less than two-thirds (2/3) of the total issued Class A Preferred Shares and (b) such Class B-1 Preferred Shareholders holding not less than two-thirds (2/3) of the total issued Class B-1 Preferred Shares, the Company shall not issue or sell any New Securities (whether to an existing Shareholder or a Qualified Third Party) either (i) without consideration or (ii) for a consideration per Share lower than the Initial Subscription Price with respect to each Preferred Share of any Preferred Shareholder (the "Subscription Unit Price"), and no New Securities shall be issued for a consideration which is less than the nominal value per Share.

10.14	In the event that, in any subsequent equity financing, the Company issues New Securities at a price less than the Subscription Unit Price (the calculation formula as set forth in Clause 10.15 below) (the "Lower Unit Price"; except in the case of New Securities issued in connection with the implementation of the ESOP or any anti-dilution adjustment), the Preferred Shareholders (the "Anti-Dilution Right Holders") shall have the right to request the Company and the VE Founders to exercise an anti-dilution adjustment as set forth in Clauses 10.14 to 10.16 (the "Anti-Dilution Claim"). For the avoidance of doubt, the VE Founder Parties are not Anti-Dilution Rights Holders and shall not have the right to request anti-dilution adjustments provided herein.

10.15	The calculation formula of the Subscription Unit Price.

(a)	The calculation formula of the Subscription Unit Price for each Preferred Share and how it is recognized is as follows:

(b)	The calculation formula of the anti-dilution adjustment and how it is recognized is as follows:

where:

(i)

(ii)	"Preferred Shares Held at That Time" means the amount of Preferred Shares held by any Anti-Dilution Right Holder prior to the anti-dilution adjustment to such Anti-Dilution Right Holder in accordance with Clauses 10.13 to 10.16.

10.16	Each Anti-Dilution Right Holder shall have the right to request an Anti-Dilution Claim in one of the following methods:

(a)	Method I: The Company issues New Securities at the lowest price permitted by law.

(i)	The Company shall issue New Securities of the same amount as the "Anti-Dilution Adjustment Amount" (calculation formula as set forth in Clause 10.15 above) and of the same class of Shares held by such Anti-Dilution Right Holder, which shall be subscribed for by such Anti-Dilution Right Holder at the lowest unit price or par value permitted by law.

(ii)	The investment amount paid by such Anti-Dilution Right Holder to the Company for the subscription of such New Securities shall be borne by the Company, which may include a directed Dividend from the Company to such Anti-Dilution Right Holder or a bonus rights issue, subject to Applicable Law.

(b)	Method II: Transfer by VE Founders.

The VE Founders shall transfer to such Anti-Dilution Right Holder New Securities of the same Class of Shares held by such Anti-Dilution Right Holder in the same amount as the "Anti-Dilution Adjustment Amount" (calculation formula as set forth in Clause 10.15 above) at a nominal price of one (1) RMB (or such other price as may be approved by such Anti-Dilution Right Holder) in proportion to their relative shareholding percentage.

10.17	For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement and the Articles, except for the consummation of the Qualified IPO or otherwise agreed to in writing by the NIP Shareholders, in no event shall the Equity Ratio of the NIP Shareholders be diluted to lower than 40% (if there is no issuance of any Earn-Out Shares in accordance with Clause 15) or 45% (if there is an issuance of the Earn-Out Shares in accordance with Clause 15) due to the issuance or sale of any New Securities by the Company (for the avoidance of doubt, including the issuance of sale of any New Securities by the Company in relation to the implementation of the Restructuring Plan, but excluding the consummation of the Qualified IPO). Notwithstanding anything to the contrary in this Agreement, if the issuance or sale of any New Securities by the Company in accordance with this Clause 10 will result in the Equity Ratio of the NIP Shareholders (after taking into account of the performance ratchet adjustment in accordance with Clause 15 and/or consummation of the Qualified IPO) falling below 40% (if there is no issuance of any Earn-Out Shares in accordance with Clause 15) or 45% (if there is an issuance of the Earn-Out Shares in accordance with Clause 15), then unless otherwise agreed in writing by the NIP Shareholders following good faith discussion among the Shareholders, the Company shall concurrently issue additional New Securities to the NIP Shareholders either (i) without consideration (i.e. as a fully paid bonus New Securities or otherwise in accordance with Applicable Law) or (ii) at nominal value per Share if the Company is unable to meet the requirements under Applicable Law to issue New Securities to the NIP Shareholders without consideration, such that the Equity Ratio of the NIP Shareholders after such issuance of New Securities will remain at 40% or 45%, as the case may be.

11.	Transfers of Shares

General provisions

11.1	Unless permitted by this Clause 11, or otherwise pursuant to Clauses 10.13, 12 to 16, or with the prior written consent of all other Shareholders, no Shareholder shall do, or agree to do, any of the following:

(a)	directly or indirectly, sell, transfer or otherwise dispose of, any of its Shares or any interest in any of its Shares or any share capital attributable to its Shares;

(b)	Encumber any of its Shares or any interest in any of its Shares or any share capital attributable to its Shares;

(c)	enter into any agreement or arrangement in respect of the voting rights or other rights attached to any of its Shares or any share capital attributable to its Shares; or

(d)	enter into any formal or informal agreement or arrangement to do any of the foregoing.

and a "Transfer" shall have the meaning of any of Clauses 11.1(a) to (d), but shall not include any transfer of interests or shares of the limited partners of the VE Financial Shareholders that will not affect any necessary Authorizations for the operation of the Group Companies.

11.2	Any Transfer of Shares pursuant to this Clause 11 shall be made in accordance with the provisions of Schedule 8 (Transfer of Shares).

11.3	The Shareholders shall keep the Company promptly informed in writing, at all times, of the issue and contents of any notice(s) served pursuant to this Clause 11 and any election or acceptance relating to those notices.

11.4	Each Party shall ensure that the restrictions to which it is subject under this Clause 11 shall not be circumvented or avoided whether by the Transfer of an indirect beneficial interest in the Shares through the Transfer of shares in a holding company directly or indirectly holding such Shares or otherwise. Without limiting the foregoing, any such Transfer of an indirect beneficial interest in the Shares shall be treated as a Transfer of Shares by the relevant Party.

11.5	Notwithstanding anything to the contrary contained herein, no Party shall Transfer any Securities to any of the Competitors, unless:

(a)	with respect to any Proposed Transfer to a Wuhan Douyu Competitor, prior written consent has been obtained from Wuhan Douyu;

(b)	with respect to any Proposed Transfer to a NIP Competitor, prior written consent has been obtained from either the NIP Founder Holdco or the NIP Founders; and

(c)	with respect to any Proposed Transfer to a Company Competitor, prior written consent has been obtained either from all of the Founder Holdcos or from all of the Founders.

11.6	In connection with any Transfer of Securities, each Shareholder hereby undertakes to the Company that it will comply with all Applicable Laws (including but not limited to PRC Tax Laws) relating to the transfer of Securities in the Company and timely make all such filings and withhold or pay all such taxes, interests or other payment as may be required thereunder. This Clause 11.6 shall survive any termination of this Agreement with respect to such Shareholder.

Permitted transfers to Affiliates

11.7	Any Shareholder may Transfer any of its Shares to any of its Affiliates (each, a "Permitted Transferee"), provided that:

(a)	the transferring Shareholder gives prior written notice of the Transfer to each other Shareholder;

(b)	the original transferring Shareholder (but not a subsequent transferor in a series of Transfers to Affiliates) remains party to this Agreement and is jointly and severally liable with the Permitted Transferee under this Agreement as a Shareholder in respect of the transferred Shares;

(c)	if the Permitted Transferee (and/or any subsequent transferee in a series of Transfers to Affiliates) ceases to be an Affiliate of the original transferring Shareholder, it is under an obligation to re-transfer its Shares to the original transferring Shareholder or another Affiliate of the original transferring Shareholder immediately; and

(d)	the Permitted Transferee shall have duly executed and delivered to the Company:

(i)	a Deed of Adherence to signify its consent to be bound by the terms of this Agreement, with an electronic copy being delivered to each of the Shareholders; and

(ii)	a power of attorney (in a form acceptable to the Company) to irrevocably appoint the Company (acting through any of the Directors) to be such Permitted Transferee's attorney, with full power of substitution, to act in the name of, and on behalf of, such Permitted Transferee, and to carry out any act or deed of such Permitted Transferee, without any reference to or consent from such Permitted Transferee, to sign, seal, deliver, execute, and perfect all deeds, instruments, and documents and do all other things as may be reasonably required or considered expedient by the Company to fully carry out the effect of Clause 11.7(c), as security for the performance of the relevant Shareholder's obligations under this Clause 11.7.

For the avoidance of doubt, Clause 12 do not apply to any of such Transfers to Affiliates effected pursuant to this Clause 11.7.

Transfer by Preferred Shareholders

11.8	Subject always to Clauses 11.2 to 11.5, each of the Preferred Shareholders may freely Transfer any Preferred Shares of the Company now or hereafter owned or held by it to a Qualified Third Party, provided that (i) such Transfer is effected in compliance with all Applicable Laws, and (ii) the Qualified Third Party shall execute and deliver to the Company a duly executed copy of the Deed of Adherence to signify its consent to be bound by the obligations of a "Preferred Shareholder" under this Agreement. The Company shall update its register of members upon the consummation of any such permitted Transfer under this Clause 11.8. Subject to the confidentiality undertakings set out in Clause 21, each Preferred Shareholder shall be entitled to disclose to any proposed Qualified Third Party any information, documents or materials concerning the Company known to or in possession of such Preferred Shareholder and the Company shall use commercially reasonable efforts to provide any assistance or cooperation reasonably requested by such Preferred Shareholder or the proposed Qualified Third Party in connection with such proposed Qualified Third Party's due diligence investigation of the Company; provided that prior to the disclosure of any Confidential Information, such Preferred Shareholder shall procure such proposed Qualified Third Party to have undertaken to the Company in writing to keep any such information, documents or materials as disclosed in strict confidence, on terms and conditions reasonably acceptable to the Company.

Transfer by Founder Parties

11.9	Except for Transfers to Permitted Transferees pursuant to Clause 11.7, and subject to Clause 11.10:

(a)	unless with the prior written consent from such Preferred Shareholder(s) holding not less than two-thirds (2/3) of the total issued Preferred Shares:

(i)	no Ordinary Shareholder shall Transfer all or any part of its Shares now or hereafter owned or held by Ordinary Shareholder before the Qualified IPO; and

(ii)	no VE Founder shall Transfer all or any part of his interests (of any nature whatsoever) in any of the VE Founder Holdcos or Group Companies now or hereafter owned or held by such VE Founder before the Qualified IPO except for the purpose of implementation of the ESOP or implementation of any anti-dilution adjustment in accordance with Clause 10.13 to 10.16 of this Agreement and the Articles; and

(b)	unless with the prior written consent from such Financial Shareholder(s) holding not less than two-thirds (2/3) of the total issued Preferred Shares:

(i)	no NIP Founder Holdco shall Transfer all or any part of its Shares now or hereafter owned or held by such NIP Founder Holdco; and

(ii)	no NIP Founder shall Transfer all or any part of his interests (of any nature whatsoever) in any of the NIP Founder Holdcos or Group Companies now or hereafter owned or held by such Founder.

11.10	For the avoidance of doubt, the restrictions under Clauses 11.9 shall apply and prevail over any rights that any Founder or Founder Holdco may have as a Preferred Shareholder under Clause 11.8, provided that:

(a)	the restrictions under Clause 11.9 do not apply to the NIP Founders and the NIP Founder Holdcos after the Lock-Up Period; and

(b)	each Founder Party shall be entitled to create any pledge or otherwise Encumber all or any part of its Shares, Securities, or any other interests of any nature whatsoever in any of the Founder Holdcos or Group Companies for purposes of financing the Company, subject to the prior written consent from such Financial Shareholder(s) holding not less than two-thirds (2/3) of the total issued Preferred Shares.

12.	Right of first refusal of Preferred Shareholders

12.1	In the event that a VE Founder Holdco (including its successors and Permitted Transferees) (the "Selling Shareholder") proposes to make a Transfer of any Securities which does not amount to a Drag-Along Sale (a "Proposed Transfer") to a Qualified Third Party (the "Proposed Buyer"), the Selling Shareholder must first deliver a written notice to the Company and all Preferred Shareholders no later than forty (40) calendar days prior to the consummation of such Proposed Transfer (the "Transfer Notice"), which shall:

(a)	contain the material terms and conditions of the Proposed Transfer, including a description of the Securities proposed to be Transferred by the Selling Shareholder (the "Offered Securities") and the identity of the prospective Qualified Third Party(ies); and

(b)	constitute an offer by the Selling Shareholder for any Preferred Shareholder to either:

(i)	acquire all or any part of the Offered Securities on such terms and conditions as described in the Transfer Notice; or

(ii)	dispose of all (and not some only) of such Preferred Shareholder's Securities (the "ROFR Tag-Along Securities") to the Proposed Buyer, in the event that the Selling Shareholder is to sell any Remaining Offered Securities to the Proposed Buyer pursuant to Clause 12.4 (the "ROFR Tag-Along Option").

12.2	Each Preferred Shareholder shall have the right, exercisable within ten (10) calendar days following receipt of the Transfer Notice (the "Acceptance Period"), to either:

(a)	elect to purchase all or any part of the Offered Securities pursuant to Clause 12.1(b)(i) by serving a written notice to the Selling Shareholder to such effect ("Acceptance Notice"), pursuant to which the Preferred Shareholder shall be bound to purchase, and the Selling Shareholder shall be bound to sell, such number of Offered Securities as set out in Acceptance Notice, subject to the terms and conditions as stipulated in the Transfer Notice; or

(b)	elect to exercise the ROFR Tag-Along Option by serving a written notice to the Selling Shareholder (the "ROFR Tag-Along Notice"), pursuant to which the Preferred Shareholder shall be bound to sell the ROFR Tag-Along Securities in accordance with Clause 12.5.

12.3	In the event more than one of the Preferred Shareholders exercise their rights to purchase the Offered Securities pursuant to Clause 12.2(a), upon receipt of the Acceptance Notices from such Preferred Shareholders (each a "Joint Accepting Shareholder" and collectively the "Joint Accepting Shareholders"), the Selling Shareholder shall then be bound to sell, and each Joint Accepting Shareholder shall be bound to purchase, such portion of the Offered Securities on a pro-rata basis with respect to the number of Preferred Shares held by each of such Joint Accepting Shareholders divided by the number of Preferred Shares held by all Joint Accepting Shareholders in aggregate (calculated on a fully diluted and as-converted basis), in each case at the price and upon the terms as stipulated in the Transfer Notice.

12.4	If: (i) none of the Preferred Shareholders serves an Acceptance Notice within the Acceptance Period; or (ii) any Accepting Shareholder (or Joint Accepting Shareholder, as the case may be), fails to complete the acquisition of such number of the Offered Securities pursuant to Clause 12.2(a) (or Clause 12.3, in the case of a Joint Accepting Shareholder) within twenty (20) calendar days from the expiry of the Acceptance Period, then the Selling Shareholder shall be entitled to sell, subject to Clause 12.5, all (and not some only) of such unsold or remaining Offered Securities held by the Selling Shareholder (the "Remaining Offered Securities") to the Proposed Buyer within six (6) months from the expiry of the Acceptance Period at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

12.5	In the event that: (i) the Selling Shareholder is to sell the Remaining Offered Securities pursuant to Clause 12.4; and (ii) any of the Preferred Shareholders has delivered a ROFR Tag-Along Notice pursuant to Clause 12.2(b) (a "ROFR Tag-Along Shareholder"), the Selling Shareholder shall procure that a legally binding agreement be entered into between (inter alia) the Selling Shareholder, such ROFR Tag-Along Shareholder(s), and the Proposed Buyer with respect to the sale of the Remaining Offered Securities and the ROFR Tag-Along Securities to the Proposed Buyer, provided that the proposed transaction with the Proposed Buyer under such binding agreement shall have satisfied the following conditions:

(a)	the proposed transaction shall have been conducted on an arm's length basis;

(b)	the proposed transaction shall in principle reflect the material terms set out in the Transfer Notice;

(c)	the sale of Remaining Offered Securities and the sale of the ROFR Tag-Along Securities shall be for consideration in cash only and generally shall be on a pari passu basis;

(d)	the liabilities of the Selling Shareholder and the ROFR Tag-Along Shareholder(s) shall be several but not joint; and

(e)	the maximum liability of each of the Selling Shareholder and the ROFR Tag-Along Shareholder(s) under the proposed transaction to the Proposed Buyer shall be the purchase price that it has actually received under the proposed transaction.

12.6	If a Preferred Shareholder fails to give an Acceptance Notice or a ROFR Tag-Along Notice within the Acceptance Period, it shall be deemed to have declined to exercise its rights under this Clause 12.

12.7	The rights of the Preferred Shareholders under this Clause 12 shall terminate upon the consummation of the Qualified IPO.

13.	Drag Along Right

13.1	If any of the Shareholder(s) (the "Dragging Shareholders") proposes to Transfer, whether through a single transaction or a series of related transactions, such number of Securities held by them which in aggregate would constitute a Change of Control (a "Drag-Along Sale"), the Dragging Shareholders may require all other Shareholders (other than (i) the NIP Shareholders, unless the Dragging Shareholders include all of the NIP Founder Holdcos; and (ii) the VE Financial Shareholders unless the Dragging Shareholders include all of the VE Founder Holdcos) (the "Dragged Shareholders") to participate in such Drag-Along Sale in accordance with this Clause 13, provided that the Drag-Along Sale (including such price and terms thereof) has been approved as a Shareholders Reserved Matter following the Requisite Approvals and agreed to by all of the Founder Parties in writing. For the avoidance of doubt, the provisions under Clause 12 shall not apply to a Drag-Along Sale.

13.2	Within five (5) calendar days after entering into any binding agreement (in the form approved as a Shareholders Reserved Matter for purposes of the Drag-Along Sale) (the "Sale Agreement"), the Dragging Shareholders shall deliver a written notice (the "Tag Notice") to all other Shareholders (the "Tag Holders") stating:

(a)	the name and address of the proposed Qualified Third Party(ies) for the Drag-Along Sale (the "Tag Transferee");

(b)	the number of Securities to be Transferred;

(c)	the expected date of consummation of the proposed Drag-Along Sale;

(d)	a representation that the Tag Transferee has been informed of the Tag-Along Right;

(e)	a representation that no consideration is being provided to any Dragging Shareholder that is not reflected in the price to be paid to such Tag Holder (if it exercises the Tag-Along Right); and

(f)	a representation that the Tag Transferee is a Qualified Third Party.

The Tag Notice shall be accompanied by true and complete copies of all agreements (including the Sale Agreement) between the Dragging Shareholders and the Tag Transferee regarding the proposed Drag-Along Sale. For the avoidance of doubt, for the purposes of this Clause 13, the Shareholders who have a Tag-Along Right are the same Shareholders who may be subject to the Drag Notice.

13.3	The Dragging Shareholders may, within five (5) calendar days after the date of the Tag Notice, by delivering a notice in writing (a "Drag Notice") on each of the Dragged Shareholders, require each Dragged Shareholder to participate in the Drag-Along Sale by Transferring all of such Securities registered in the name of such Dragged Shareholder (the "Dragged Shares"), subject to the terms and on the date of completion of the Sale Agreement (which shall not be less than thirty (30) calendar days after the date of the Drag Notice) (the "Drag Completion Date") as stipulated in the Drag Notice. If the Drag-Along Sale contemplated in the Sale Agreement is not completed on or prior to the Drag Completion Date, the Drag Notice shall lapse.

13.4	The price for each Dragged Share shall: (a) be equal to the highest consideration offered for each Security in the Company in the Sale Agreement; (b) be in the same form as that offered for each Security in the Company in the Sale Agreement; and (c) shall be paid at the same time as the consideration is payable under the Sale Agreement (or, if later, on the Drag Completion Date) and shall be subject to the same payment terms.

13.5	For the avoidance of doubt, all Dragged Shareholders' obligations under this Clause 13 to Transfer the Dragged Shares shall apply regardless of whether the Dragged Shares are of the same class or type of Securities of the Company which the Dragging Shareholders propose to Transfer, provided that, to the extent such a difference in class or type exists, the consideration payable to the Dragged Shareholders for the Dragged Shares shall be calculated as if all Securities of the Company held by the applicable Dragging Shareholders and the Dragged Shareholders which will be subject to a Transfer under this Clause 13 (assuming the Dragging Shareholders exercise their drag-along rights in full) had been converted into Ordinary Shares on the date immediately prior to the date of the Drag Notice (to the extent not already in the form of Ordinary Shares) at the conversion price which would be applicable on such date had such conversion occurred on such date.

13.6	Any Transfer by a Dragged Shareholder shall be made on substantially the same terms and conditions as described in the Sale Agreement. However, the Dragged Shareholders shall not be required to make any representation or warranty to the proposed Qualified Third Party(ies), other than as to good title to any Dragged Shares, absence of liens with respect to such Dragged Shares, customary representations and warranties concerning the Dragged Shareholder's power and authority to undertake the proposed Transfer and the validity and enforceability of the Dragged Shareholder's obligations in connection with it. If any or all Dragged Shareholders are required to provide any indemnity under the Sale Agreement, each Dragged Shareholder's liability under such indemnity shall be several only and limited in amount to the proportion of its Dragged Shares that bears to the total number of Dragged Shares that are the subject of the Sale Agreement.

13.7	Clauses 13.1 to 13.6 shall not apply to the extent that the price, in cash or cash equivalents, for each Dragged Share does not represent a Fair Market Value for an arm's length sale as determined by an Independent Valuer, or is not in cash or cash equivalents.

13.8	The obligations under this Clause 13 shall be terminated upon the consummation of the Qualified IPO.

14.	Tag Along Right

14.1	If the Dragging Shareholders do not deliver the Drag Notice to any Tag Holders within ten (10) calendar days after entering into the Sale Agreement, each Tag Holder shall have the right (the "Tag-Along Right") but not the obligation to require the Tag Transferee in a Drag-Along Sale to purchase from such Tag Holder (and its Permitted Transferees and Affiliates, if applicable), for the same consideration that would be payable to such Tag Holder had it been a Dragged Shareholder, up to all of the Securities held by such Tag Holder, its Permitted Transferees and Affiliates. The Tag-Along Right shall be exercisable by a Tag Holder by delivering a written notice of exercise of the Tag-Along Right to the Dragging Shareholders within ten (10) calendar days after the delivery of the Tag Notice specifying the number of Securities (the "Tag Securities") with respect to which the Tag Holder has elected to exercise the Tag-Along Right. The terms and conditions applicable to the Transfer by the Tag Holder pursuant to this Clause 14 shall be the same as those applicable to a Dragged Shareholder pursuant to 13. If any Tag Holder has properly elected to exercise the Tag-Along Right, the number of Securities (calculated on as-converted basis) proposed to be Transferred by each Dragging Shareholder shall be reduced by a number equal to (i) the number of Tag Securities (on an as-converted basis) multiplied by (ii) a fraction, the numerator of which is the total number of Securities (on an as-converted basis) proposed to be Transferred by such Dragging Shareholder and the denominator of which is the total number of Securities (on an as-converted basis) proposed to be transferred by all of the Dragging Shareholders. If any Tag Holder has properly elected to exercise the Tag-Along Right and the Tag Transferee fails to purchase the Securities from such Tag Holder, the Dragging Shareholder(s) shall not consummate the Drag-Along Sale, and if purported to be made, such Drag-Along Sale shall be void.

15.	Performance Ratchet

15.1	If the VE Revenue generated during the Earn-Out Period does not meet the Earn-Out Requirement (as determined in accordance with Clause 15.2) or if no Earn-Out Statement has been delivered by the Board to the NIP Shareholders within the Notification Period in accordance with Clause 15.2(a), the NIP Shareholders shall collectively be entitled to receive additional Class B-1 Preferred Shares (the "Earn-Out Shares") (which, for the avoidance of doubt, are to be apportioned among the NIP Shareholders on a pro-rata basis with reference to their then-Equity Ratio), such that the total number of Shares held by all NIP Shareholders following such issuance of the Earn-Out Shares in aggregate as divided by the total number of Shares in issue following such issue of the Earn-Out Shares (calculated on a fully diluted and as-converted basis) shall be equivalent to Post-Earn-Out VE Equity Ratio (i.e., 45%). The Company shall issue the Earn-Out Shares (if any) to the NIP Shareholders either (i) without consideration (i.e. as a fully paid bonus New Securities or otherwise in accordance with Applicable Law) or (ii) at nominal value per Share if the Company is unable to meet the requirements under Applicable Law to issue New Securities to the NIP Shareholders without consideration.

15.2	(a) If the VE Shareholders (acting collectively) are of reasonable opinion that the Earn-Out Requirement has been met, the VE Shareholders shall, by no later than the date of 31 March 2023 or the date of thirty (30) days from the Effective Date (whichever is later) ("Notification Period"), procure the Board to prepare and deliver to the NIP Shareholders a statement (the "Earn-Out Statement") setting forth the evidences and the basis of determination as to whether the Earn-Out Requirement has been met (together with copies of all the evidences). The NIP Shareholders shall take all reasonable actions to cooperate with the preparation of the Earn-Out Statement and shall not unreasonably hinder the preparation of the Earn-Out Statement. For the avoidance of doubt, if no Earn-Out Statement has been delivered by the Board to the NIP Shareholders within the Notification Period, it shall be deemed that the Earn-Out Requirement has not been met and the NIP Shareholders shall automatically be entitled to receive the Earn-Out Shares in accordance with Clause 15.1.

(b)            If the Earn-Out Statement is delivered by the Board to the NIP Shareholders in accordance with Clause 15.2(a), the NIP Shareholders shall be entitled to examine the books and records of any of the Group Companies for purposes of determining whether the Earn-Out Statement is accurate, provided that such examination shall be done at such NIP Shareholders' respective expenses, at reasonable times and upon reasonable notice to the Company. In the event that any of the NIP Shareholders dispute any amounts reflected on the Earn-Out Statement (an "Earn-Out Dispute"), such NIP Shareholder shall notify the Company in writing, within thirty (30) days after the delivery of the Earn-Out Statement, setting forth the amount, nature and basis of the Earn-Out Dispute. For the avoidance of doubt, if no Earn-Out Dispute has been raised by any NIP Shareholder within thirty (30) days after the delivery of the Earn-Out Statement, it shall be deemed that such NIP Shareholder has consented that the Earn-Out Statement is accurate and the Earn-Out Requirement has been met. Within the following fourteen (14) days, the NIP Shareholder(s) and the VE Shareholders shall use their best efforts to resolve in good faith such Earn-Out Dispute, failing which, they shall within ten (10) days thereafter jointly engage and appoint an independent accountant (the "Earn-Out Accountant") which shall, within thirty (30) days from its appointment decide on the Earn-Out Dispute and communicate such decision in writing to all Shareholders. The decision of the Earn-Out Accountant shall be final and binding upon all parties to the Earn-Out Dispute and accordingly a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of such accounting firm shall be borne one-half by the NIP Shareholders and one-half by the VE Shareholders.

15.3	In the event that the NIP Shareholders are entitled to receive the Earn-Out Shares in accordance with this Clause 15, the VE Shareholders and the Company shall cooperate with the NIP Shareholders to take all Necessary Actions to effect the issuance of the Earn-Out Shares to the NIP Shareholders as soon as practicable and in any event within (10) days after (i) the date on which the Earn-Out Statement is delivered to the NIP Shareholders in accordance with accordance with Clause 15.2(a) if such Earn-Out Statement shows that the Earn-Out Requirement has not been met, (ii) the end of the Notification Period if no Earn-Out Statement has been delivered to the NIP Shareholders in accordance with accordance with Clause 15.2(a), or (iii) the date of decision of the Earn-Out Accountant in accordance with Clause 15.2(b), as the case may be.

15.4	The VE Founders and the VE Founder Holdcos hereby irrevocably and unconditionally secure and guarantee, on a joint and several basis, to the NIP Shareholders the punctual issuance of the Earn-Out Shares to the NIP Shareholders by the Company in accordance with this Clause 15. In the event that the Company fails to timely issue the Earn-Out Shares to the NIP Shareholders in accordance with this Clause 15 for any reason whatsoever, the NIP Shareholders shall have the right to request the VE Founder Holdcos (by issuing a notice to the VE Founder Holdcos) to transfer the same number of Shares held by them in aggregate as the number of the Earn-Out Shares to the NIP Shareholders either (i) without consideration or (ii) at nominal value per Share if the VE Founder Holdcos are unable to transfer their Shares to the NIP Shareholders without consideration under Applicable Law, as soon as practicable and in any event within ten (10) days upon receipt of the aforesaid notice from the NIP Shareholders. The VE Founders shall take all Necessary Actions to procure the VE Founder Holdcos to effect such transfer to the NIP Shareholders in accordance with this Clause 15.4.

16.	Redemption right by Preferred Shareholders

16.1	For purposes of this Clause 16:

(a)	any Class A Preferred Share(s) requested by a VE Financial Shareholder for redemption by the Company pursuant to this Clause 16 are hereinafter referred to as the "Class A Redemption Shares"; any Class B Preferred Share(s) requested by a VE Financial Shareholder for redemption by the Company pursuant to this Clause 16 are hereinafter referred to as the "Class B Redemption Shares" (collectively with the Class A Redemption Shares, the "VE Redemption Shares", and such requesting VE Financial Shareholder(s), the "VE Redemption Shareholders";

(b)	any Class B-1 Preferred Shares requested by the NIP Shareholders (in the case of a NIP Redemption Trigger Event) or by the VE Founder Holdcos (in the case of a NIP Special Redemption Trigger Event) for redemption by the Company pursuant to this Clause 16 are hereinafter referred to as the "NIP Redemption Shares" and the NIP Shareholder(s) holding such NIP Redemption Shares, the "NIP Redemption Shareholders";

(c)	"Redemption Shares" means, collectively, the NIP Redemption Shares and the VE Redemption Shares; and

(d)	"Redemption Shareholder" means, collectively, the NIP Redemption Shareholders and the VE Redemption Shareholders.

16.2	Within thirty (30) days after the VE Financial Shareholder(s) and/or the NIP Shareholder(s) become(s) aware of occurrence of a Redemption Trigger Event:

(a)	in the case of a VE Redemption Trigger Event, each VE Financial Shareholder may, by written notice to the Company, specify the relevant VE Redemption Trigger Event and request the Company to redeem any or all of the outstanding Class A Preferred Shares and/or Class B Preferred Shares (as the case may be) held by such VE Financial Shareholder in accordance with this Clause 16; and/or

(b)	in the case of a NIP Redemption Trigger Event, the NIP Shareholders (acting collectively) may, by written notice to the Company, specify the relevant NIP Redemption Trigger Event and request the Company to redeem all (but not some) of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders in accordance with this Clause 16; and

(c)	in the case of a NIP Special Redemption Trigger Event, the VE Founder Holdcos may (acting collectively), by written notice to the NIP Shareholders and the Company, specify the relevant NIP Special Redemption Trigger Event and request the Company to redeem all (but not some) of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders in accordance with this Clause 16

(in each case, a "Redemption Request").

16.3	Following receipt of any Redemption Request, the Company shall within thirty (30) days thereafter deliver a written notice (the "Redemption Notice") to all other Preferred Shareholders, at the address last shown on the register of members of the Company for such holders. A Redemption Notice shall:

(a)	with respect to the redemption of VE Redemption Shares, specify the proposed VE Redemption Date and the VE Redemption Price (including the basis of its calculation pursuant to Clause 16.4);

(b)	with respect to the redemption of NIP Redemption Shares, specify the proposed NIP Redemption Date and include drafts of all necessary documents required under Applicable Laws to be to be signed, executed and/or delivered by the NIP Redemption Shareholders (if any) for effecting the redemption of all NIP Redemption Shares in accordance with Clauses 16.8 to 16.16; and

(c)	direct each Redemption Shareholder to submit its share certificate(s) (or an affidavit in respect of any lost certificates) with respect to its Redemption Shares to the Company on or before the VE Redemption Date or the NIP Redemption Date (as the case may be).

Redemption by VE Redemption Shareholders

16.4	The redemption price for each VE Redemption Share (the "VE Redemption Price") redeemed pursuant to this Clause 16 shall be equal to the higher of the following:

(a)	an amount calculated as follows:

A + B – C

Whereas:

"A" = Initial Subscription Price of the VE Redemption Share;

"B" = A x 8% x (number of days between the Initial Subscription Date and the VE Redemption Date)/365, being the amount of guaranteed return accrued with respect to the VE Redemption Share as of the VE Redemption Date by applying an annual interest rate of eight percent (8%); and

"C" = the total amount of cash distributed by the Company and received by the VE Redemption Shareholder per VE Redemption Share (whether by way of dividend or other forms of distribution to Shareholders as permitted by Applicable Laws) during the period between the Initial Subscription Date and the VE Redemption Date; or

(b)	an amount calculated as follows:

D x ( E / F) / G

Whereas:

"D" = the net asset value of the Company (as audited by an Independent Valuer);

"E" = an amount equivalent to such portion of the Company's issued share capital that is attributable to the total subscription monies paid by the VE Redemption Shareholders in respect of the total outstanding VE Redemption Shares in issue;

"F" = the total amount of issued share capital in the Company; and

"G" = the total number of VE Redemption Shares in issue.

16.5	The redemption of any Class B Redemption Shares pursuant to this Clause 16 shall take place at such date and location designated by all the VE Directors, but shall in any event take place after the NIP Redemption Date (the "Class B Redemption Date"). On the Class B Redemption Date, subject to Applicable Laws, the Company shall, from any source of assets (other than the shares of the NIP Group Companies) or funds legally available therefor (the "VE Redemption Funds"), redeem each Class B Redemption Share that has been submitted for redemption by paying in cash therefor the VE Redemption Price, against such certificates representing such Class B Redemption Shares (or an affidavit in respect of any lost certificates) as surrendered by the VE Redemption Shareholder (by way of delivery of such original copies of the same to the Company's registered office). For the avoidance of doubt, none of the assets and funds of the NIP Group Companies shall form part of the VE Redemption Funds.

16.6	The redemption of any Class A Redemption Shares pursuant to this Clause 16 shall take place at such date and location designated by all the VE Directors, but shall in any event take place after the NIP Redemption Date and the Class B Redemption Date (the "Class A Redemption Date", collectively with the Class B Redemption Date, the "VE Redemption Date"). On the Class A Redemption Date, subject to Applicable Laws, the Company shall, from any remaining VE Redemption Funds, redeem each Class A Redemption Share that has been submitted for redemption by paying in cash therefor the VE Redemption Price, against such certificates representing such Class A Redemption Shares (or an affidavit in respect of any lost certificates) as surrendered by the VE Redemption Shareholder (by way of delivery of such original copies of the same to the Company's registered office).

16.7	All VE Redemption Funds shall be paid and applied on the VE Redemption Date for payment to the VE Redemption Shareholders. From and after a respective VE Redemption Date, if the VE Redemption Price has been received in full by the VE Redemption Shareholder, all rights of such VE Redemption Shareholder shall cease with respect to such VE Redemption Shares, and such VE Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever.

Redemption by NIP Redemption Shareholders

16.8	The total redemption price for all NIP Redemption Shares (the "NIP Redemption Price") shall be equivalent to the then net asset value of all NIP Group Companies in aggregate as of the NIP Redemption Date. Payment of the NIP Redemption Price shall be settled by way of redemption in kind of all the shares held by the Company in the NIP Group Companies to the NIP Redemption Shareholders (the "NIP Share Distribution"). For the avoidance of doubt, the NIP Share Distribution constitutes full settlement of the NIP Redemption Price, and no cash, other assets or funds of the Company shall be payable by the Company whatsoever to satisfy the payment of the NIP Redemption Price.

16.9	The NIP Share Distribution shall take place within thirty (30) days of the date of the Redemption Notice (or such later date as may be agreed in writing by the NIP Redemption Shareholders and the Company may mutually agree in writing), but shall in any event take place prior to the VE Redemption Date (the "NIP Redemption Date"). On the NIP Redemption Date, subject to Applicable Laws, the Company shall take all Necessary Actions to effect the NIP Share Distribution (including but not limited to obtaining all necessary corporate approval for the NIP Share Distribution and procuring the due execution of all requisite instruments and documents by the relevant parties).

16.10	In the event that the Company is unable to effect the NIP Share Distribution under the Applicable Laws, the Company shall, subject to Applicable Laws, transfer the shares in each of the NIP Group Companies to the NIP Redemption Shareholders at nil consideration, on a pro-rata basis with respect to the Equity Ratio of such NIP Redemption Shareholders (the "NIP Share Transfer") and concurrently redeem the NIP Redemption Shares at nominal value in accordance to Applicable Laws.

16.11	Upon completion of the NIP De-Merger, all rights of the NIP Redemption Shareholders shall cease with respect to the NIP Redemption Shares, and such NIP Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever (save in relation to the rights of such NIP Redemption Shareholders under Clause 16.12, where applicable).

16.12	In the case of a NIP Redemption Trigger Event (but not a NIP Special Redemption Trigger Event, for the avoidance of doubt), the Company agrees and undertakes to pay the NIP Redemption Dividend (if any) in cash to the NIP Redemption Shareholders based on their respective Equity Ratio as of the date of occurrence of the NIP Redemption Trigger Event (the "NIP Dividend Distribution"), provided that if the Company does not have sufficient funds to satisfy payment of the NIP Dividend Distribution and the VE Redemption Price for all VE Redemption Shares at the same time, then the NIP Dividend Distribution shall only take place after completion of the redemption of all VE Redemption Shares, and the Company shall thereafter use all of its remaining assets or funds (to the extent legally available) to settle the NIP Dividend Distribution.

16.13	In the case of a NIP Redemption Trigger Event (but not a NIP Special Redemption Trigger Event or a Liquidation Event, for the avoidance of doubt):

(a)	each of the VE Founders hereby undertakes and covenants to the NIP Redemption Shareholders that he shall take all Necessary Actions permissible under Applicable Laws to procure that:

(i)	the Company shall be solvent as at the NIP Redemption Date for purposes of effecting the NIP De-Merger and shall remain solvent for at least six (6) months thereafter; and

(ii)	the NIP De-Merger shall be carried out by the Company in accordance with all Applicable Laws (including but not limited to applicable insolvency laws) such that the NIP De-Merger and its validity will not be subject to any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise, including any dispute as to the validity and enforceability of the NIP De-Merger) ("NIP De-Merger Dispute"); and

(b)	the VE Founders shall be jointly and severally liable to indemnify and hold harmless each of the NIP Redemption Shareholders for any Losses arising out of, or related to any NIP De-Merger Dispute.

16.14	In the case of a NIP Special Redemption Trigger Event, the Shareholders shall not be liable for any Losses arising out of, or related to any NIP De-Merger Dispute.

Insufficient funds for redemption

16.15	If:

(x)	following the NIP Redemption Date, the Company is unable to (i) effect the NIP De-Merger, (ii) settle payment of the NIP Redemption Dividend, and/or (iii) otherwise fulfil any of its obligations under this Clause 16 (collectively, the "Redemption Obligations"), whether due to restrictions under Applicable Laws or any other reasons; and/or

(y)	following the VE Redemption Date, there remain any outstanding VE Redemption Shares to be redeemed by the Company, or the Company has yet to pay all VE Redemption Shareholders in full with respect to all outstanding VE Redemption Shares by reason of insufficient VE Redemption Funds, then:

(a)	to the extent permitted by applicable Law, the Company shall, and each Shareholder shall approve the Company to:

(i)	use all assets or funds of the Company that becomes legally available following the NIP Redemption Date to effect the NIP De-Merger; and

(ii)	take any other Necessary Actions permissible under Applicable Laws to fulfil its Redemption Obligations.

(b)	to the extent permitted by applicable Law and in any event after the NIP Redemption Date, the Company shall, and each Shareholder shall procure the Company to:

(i)	first, use all the VE Redemption Fund to pay to the Class B Preferred Shareholders who have made the Redemption Request on a pro-rata basis with reference to the amount of the VE Redemption Price each such Class B Preferred Shareholders is otherwise entitled to receive;

(ii)	second, after the distributions in foregoing (i) are made in full and if there are any remaining VE Redemption Funds, pay to the Class A Preferred Shareholders who have made the Redemption Request on a pro-rata basis with reference to the amount of Redemption Price each such Class A Redemption Shareholders is otherwise entitled to receive; and

(iii)	take any other Necessary Actions permissible under Applicable Laws to fulfil its Redemption Obligations.

16.16	In case of a NIP Redemption Trigger Event (but not a NIP Special Redemption Trigger Event or a Liquidation Event, for the avoidance of doubt), the VE Founder Parties shall be jointly and severally liable to take all Necessary Actions permissible under Applicable Laws to procure that the Company shall have the required funding to (i) complete the NIP De-Merger within six (6) months from the date of the Redemption Notice (or such other date as may be agreed in writing between the Company and all NIP Redemption Shareholders), and (ii) fulfil all other Redemption Obligations as soon as possible thereafter, provided that the total liability of the VE Founder Parties under this Clause 16.5 shall be subject to Clause 23.5.

16.17	The VE Founder Parties shall jointly and severally guarantee the Redemption Obligations of the Company to the VE Redemption Shareholders to the extent of the proceeds received from the disposal of the Company’s Shares held by them at that time in case the VE Redemption Trigger Event are those listed in items (2) to (8) under Part A of Schedule 11. In particular, in the event that the due rights of the Class A Preferred Shareholders and/or the Class B Preferred Shareholders are void or revocable because of any or all of the VE Founders, the Class A Preferred Shareholders and/or the Class B Preferred Shareholders shall be entitled to request such VE Founder(s) who engage in the above-mentioned conducts to redeem all or part of the VE Redemption Shares held by them in the amount of VE Redemption Price set forth in this Clause 16.

16.18	Upon the completion of distribution of the available redemption funds or upon the completion of the sale and purchase of the VE Redemption Shares to be acquired by the VE Founder Parties, all rights of such VE Redemption Shareholders shall cease with respect to such VE Redemption Shares, and such VE Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever in case of redemption.

16.19	The redemption rights provided under this Clause 16 shall be terminated upon the consummation of a Qualified IPO or the occurrence of a Liquidation Event.

17.	Liquidation Preference

17.1	Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"):

(a)	The Company shall redeem all of the outstanding Class B-1 Preferred Shares held by all NIP Shareholders by completing the NIP De-Merger in accordance with Clause 16.

(b)	For the avoidance of doubt, except for all shares of the NIP Group Companies, no other assets or funds shall be payable for the redemption of the Class B-1 Preferred Shares in case of Liquidation Event.

(c)	Upon completion of the NIP De-Merger for purposes of Clause 17.1(a), all assets and funds of the Company thereafter legally available for distribution to the remaining Shareholders (the "Liquidation Funds") shall be distributed as follows:

(i)	prior and in preference to any distribution or payment to the Class A Preferred Shareholders and the Ordinary Shareholders, each Class B Preferred Shareholder shall be entitled to receive, on parity with all other Class B Preferred Shareholders and on a pro rata basis (calculated on a fully diluted and as-converted basis), an amount equal to the aggregate total of the Initial Subscription Price with respect to each Preferred Share held by such Class B Preferred Shareholder ("Class B Preferred Liquidation Amount"). If, upon such Liquidation Event, the Liquidation Funds are insufficient to pay all of the Class B Preferred Shareholders their respective Class B Preferred Liquidation Amount, then the Liquidation Funds shall be distributed among the Class B Preferred Shareholders on a pro rata basis (calculated on a fully diluted and as-converted basis) with respect to the full Class B Preferred Liquidation Amount which each Class B Preferred Shareholder shall otherwise be entitled to receive under this Clause 17.1.

(ii)	after distribution or payment in full of the Class B Preferred Liquidation Amount pursuant to Clause 17.1(c)(i), each Class A Preferred Shareholder shall be entitled to receive, on parity with all other Class A Preferred Shareholders and on a pro rata basis, an amount equal to the aggregate total of the Initial Subscription Price with respect to each Preferred Share held by such Class A Preferred Shareholder ("Class A Preferred Liquidation Amount", together with Class B Preferred Liquidation Amount, "Preferred Liquidation Amount"); if, upon such Liquidation Event, the Liquidation Funds are insufficient to pay all of the Class A Preferred Shareholders their respective Class A Preferred Liquidation Amount, then the Liquidation Funds shall be distributed among the Class A Preferred Shareholders on a pro-rata basis with respect to the full Class A Preferred Liquidation Amount which each Preferred Class A Shareholders shall otherwise be entitled to receive under this Clause 17.1; and

(iii)	after distribution or payment in full of the Preferred Liquidation Amount of all Preferred Shareholders in accordance with this Clause 17.1, any remaining amount of the Liquidation Funds shall be distributed among all the Shareholders in proportion to such number of Ordinary Shares (calculated on an as-converted basis) held by them.

17.2	A Change of Control shall be treated as a Liquidation Event pursuant to Clause 17.1 unless it is a Drag-Along Sale. All the proceeds or consideration received as a result of a Change of Control shall be distributed pursuant to Clause 17.1.

18.	Non-competition

18.1	Each Founder hereby undertakes (severally but not jointly with other Founders) to each of the Company and the Shareholders that, during the Restricted Period, unless with the prior written consent of such Financial Shareholder(s) holding not less than two-thirds (2/3) of the total issued Preferred Shares, such Founder shall not, either on its own account or in conjunction with or on behalf of any person, firm or company:

(a)	carry on or be engaged, concerned or interested directly or indirectly (whether as shareholder, director, employee, consultant, partner, agent or otherwise) in carrying on any Competing Business in any country or jurisdiction where any Group Company carries on the Business (or has carried on the Business within one (1) year prior to the date of such cesser), except for:

(i)	holding not more than one (1)% of the issued shares or debentures of any company engaging in any Competing Business which is listed on any recognised stock exchange; or

(ii)	holding any positions and/or performing any duties for any esports associations;

(b)	employ, engage, solicit or entice away or attempt to employ, engage, solicit or entice away from any Group Company any person who is or shall have been at the date of or within one (1) year prior to such cesser an officer, manager, consultant or employee of any Group Company (regardless of whether or not such person would commit a breach of contract by reason of leaving such employment), provided that the foregoing restrictions shall not apply to any solicitations made pursuant to general advertising or through search firms that are not directed specifically at any of the foregoing persons of the Group Companies;

(c)	solicit or entice away or attempt to solicit or entice away from any Group Company the custom of any person, firm, company or organisation who is or shall at any time within one (1) year prior to such cesser have been a major customer, client, or supplier of any Group Company or in the habit of dealing with any Group Company or enter into any contract with or accept any business from any such person, firm, company or organisation; and

(d)	make use of or disclose or divulge to any third party including, but not limited to any employee of such Shareholder any information relating to any Group Company, provided that this obligation shall not extend to information: (a) which is in or comes into the public domain otherwise than through the default of any of the Shareholders; or (b) which was already in the possession of such Shareholder prior to the negotiations between the Parties leading to the execution of this Agreement as evidenced by documentation in such Shareholder's possession at the date hereof (which shall be specified under the terms of the underlying licensing or assignment agreement) and shall exclude any Intellectual Property or other commercially sensitive information developed by the Group; or (c) the disclosure of which is agreed in writing by all Shareholders; or (d) which is properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction; or (e) which is disclosed to an employee of such Shareholder and such disclosure is necessary to enable such employee properly to fulfil his duties as employee but subject to such obligations as are thereby imposed.

18.2	For the purposes of this Clause 18,

(a)	"Restricted Period" means:

(i)	with respect to a Founder who is a Good Leaver, the period during which such Founder is a Director, an ultimate beneficial owner of the Company, and/or an employee of the Group; and

(ii)	with respect to a Founder who is a Bad Leaver, (i) the period during which such Founder is a Director, an ultimate beneficial owner of the Company, and/or an employee of the Group, and (ii) a period of two (2) years after the date on which such Founder ceases to be a Director, an ultimate beneficial owner of the Company, and/or an employee of the Group (whichever is later);

(b)	"Bad Leaver" means a Founder who ceases to be a Director, an ultimate beneficial owner of the Company, and/or an employee of the Group for any of the following reasons:

(i)	occurrence of a VE Redemption Trigger Event or an NIP Redemption Trigger Event (in the case such Founder is a VE Founder), or occurrence of a NIP Special Redemption Trigger Event (in the case such Founder is a NIP Founder);

(ii)	having committed a Material Breach, or otherwise indirectly Transferred its Shares in violation of the terms of this Agreement; and

(iii)	having been terminated by the Group as an employee for reasons other than redundancy, retirement, or resignation with the consent of the Board or the board of the relevant Group Company (acting reasonably and in good faith having regard to any legitimate reasons submitted by such Founder).

(c)	"Good Leaver" means a Founder who ceases to be a Director, an ultimate beneficial owner of the Company, and/or an employee of the Group, and is not a Bad Leaver.

18.3	Each Founder shall procure that its Affiliates shall observe the restrictions contained in Clause 18.1.

18.4	For as long as a Founder is a Director, a holder of Securities and/or an employee of the Group, if such Founder (the "Originating Founder") is offered or becomes aware of any project or new business opportunity that is similar to that of the Business (each, a "New Business Opportunity"), whether directly or indirectly, the Originating Founder shall offer to the Company a right of first refusal to participate or take up such New Business Opportunity by serving a written notice to the Company, setting out in reasonable details the background of the New Business Opportunity (including the proposed investment amount and expected return, to the extent applicable). The Company shall decide (as an Ordinary Board Matter) whether to accept or decline the New Business Opportunity by notifying the Originating Founder in writing within fifteen (15) days ("Opportunity Acceptance Period") upon receipt of the written notice from the Originating Founder. If the Company accepts the New Business Opportunity and enters into a legally binding, written agreement with any of the relevant counterparty(ies) ("Prospective Parties") regarding the New Business Opportunity within sixty (60) days after the Opportunity Acceptance Period (the "Opportunity Period"), the Company shall thereafter be entitled to deal, negotiate and enter into any subsequent contracts or agreements directly with such Prospective Party on all matters. If the Company either (i) declines or fails to accept the New Business Opportunity within the Opportunity Acceptance Period, or (ii) fails to enter into a legally binding written agreement with any Prospective Party within the Opportunity Period, the Originating Founder (and its Affiliates) shall thereafter have the right to pursue such New Business Opportunity independently or with another person, firm, or company.

18.5	Each Founder (save in relation to Mario Ho) hereby further undertakes (severally but not jointly with other Founders) to each of the Company and the Shareholders that:

(a)	for as long as he remains either (i) an ultimate beneficial owner of the Company, (ii) a Director, (iii) a Co-CEO; and/or (iv) an officer, employee or director of any Group Company (as applicable), he shall devote commercially reasonable time and attention to advance and promote the Business and the interests of the Group; and

(b)	he shall work for the Group on a full-time basis in the one (1) year leading up to the Qualified IPO, and in the one (1) year following the Qualified IPO.

18.6	Each of the Company and the VE Founder Parties (acting severally but not jointly) hereby irrevocably and unconditionally agrees and undertakes to Wuhan Douyu that, it shall not, and shall procure the VE Group Companies not to, without the prior written consent from Wuhan Douyu:

(a)	issue any Securities to any Wuhan Douyu Competitor, or otherwise accept any other form of investment or funding from any Wuhan Douyu Competitor;

(b)	enter into any joint venture, strategic partnership or alliance, or any other similar cooperation or arrangements with any Wuhan Douyu Competitor; or

(c)	dispose of any right of participation in esports tournaments and league spots (KPL or LPL).

18.7	Each and every obligation under this Clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause and any such deletion shall not affect the enforceability of all such parts of this Clause as remain not so deleted.

18.8	The Parties agree that having regard to all the circumstances the restrictive covenants herein contained are reasonable and necessary for the protection of the Group and the Shareholders and further agree that having regard to those circumstances the said covenants do not work harshly upon them. However, it is recognised that restrictions of the nature in question may fail for technical reasons and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Group or the Shareholders but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

18.9	For the avoidance of doubt, the restrictions in this Clause 18 shall not operate to prohibit any Party from fulfilling any obligation pursuant to this Agreement.

19.	Qualified IPO

19.1	The Parties shall use their respective best efforts to consummate a Qualified IPO. The Company shall consult regularly with the Financial Shareholders on the status, progress and pricing of the Qualified IPO and (in the event of an IPO under clause (a) of the definition thereof) allow each Financial Shareholder reasonable opportunities to provide comments on the draft prospectus and/or to participate in meetings with the relevant stock exchange(s), the underwriter(s) or other advisers in respect of the Qualified IPO, and (in the event of an IPO under clause (b) of the definition thereof) allow each Financial Shareholder reasonable access to the SPAC and reasonable opportunities to provide comments on the draft public documentation related to the de-SPAC and/or to participate in meetings with the relevant stock exchange(s), and advisers in respect of the Qualified IPO, provided that such consultations and any Financial Shareholder's comments shall not be regarded as any decision or order with binding effect on the Company or any other Shareholders. To the extent permissible by Applicable Laws, the Parties shall use their respective best efforts to discuss the IPO proposals in good faith in order to make sure that the Founders collectively will remain in Control of the Company (directly or indirectly) after the consummation of the Qualified IPO.

19.2	Immediately before the IPO Effective Time, each Preferred Share will automatically convert into an equal number of Ordinary Shares as calculated in accordance with the Articles and this Agreement without any further act of the Company or the Preferred Shareholder of any Preferred Shares. If an IPO is not consummated or concluded within five (5) Business Days of the IPO Effective Time or such other date as the Board may in its absolute discretion resolve, the foregoing automatic conversion will be deemed to have not occurred.

20.	Warranties

General Warranties

20.1	Each Shareholder warrants to the other Shareholders that:

(a)	it has the full power and authority to enter into and to perform its obligations under this Agreement which, when executed, will constitute valid and binding obligations on it in accordance with its terms; and

(b)	the entry into and delivery of, and the performance by it of this Agreement will not result in any breach of any Applicable Laws or provision of its articles of association (or equivalent constitutive documents) or result in any claim by a third party against the other Shareholder or the Company.

Anti-corruption

20.2	Each Shareholder represents and warrants to the other Shareholders that to the best of its knowledge, it and each of its directors, officers and Affiliates has not engaged and shall not engage in any activity, practice or conduct that may constitute a breach of the Anti-Corruption Laws (for so long as that Shareholder (or its Affiliates) remains a Shareholder in the Company).

20.3	Each Shareholder undertakes to the other Shareholders that it will, and will procure that each Group Company during the term of this Agreement and in the course of the carrying out of the Business will:

(a)	comply with the Anti-Corruption Laws and the Applicable Laws;

(b)	not in the course of the operation of the Business engage in any activity, practice or conduct that may constitute Bribery or give rise to a breach of the Anti-Corruption Laws;

(c)	as a shareholder or director of the Company, vote in favour of the Group taking reasonable steps to prevent any conduct that may give rise to a breach of the Anti-Corruption Laws;

(d)	to the extent possible, take all reasonable steps to vote or otherwise to procure that the Group complies with the Anti-Corruption Laws and that each of the members of the Group do not engage in any activity, practice or conduct that may constitute Bribery or give rise to a breach of the Anti-Corruption Laws; and

(e)	promptly notify each other Shareholder (including the Directors appointed by the other Shareholders) if such Shareholder suspects that the Group has violated or intend to violate the Anti-Corruption Laws, and/or have engaged or intend to engage in any activity, practice or conduct that may constitute bribery or give rise to a breach of the Anti-Corruption Laws.

Sanctions

20.4	Each Party represents and warrants to the other Parties that to the best of its knowledge, it and each of its directors, officers and Affiliates:

(a)	is not a Sanctioned Person;

(b)	is not located, resident organized or operating in a country, region or territory that is the subject of Sanctions;

(c)	has not engaged in, and is not now engaged in, any dealings or transactions with any Government Authority, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions; or

(d)	is not or has not been in violation of or subject to an investigation relating to any Sanctions.

20.5	Each Party (save as Financial Shareholders) undertakes that it will from time to time, at the reasonable request of any other Parties, confirm in writing that it has complied with its undertakings under Clauses 20.2 to 20.4 and will provide any information reasonably requested by the other Parties in support of such compliance.

20.6	Subject to Clause 23.5, each Party agrees that it will indemnify and hold harmless each of the other Parties and their respective Affiliates on demand from and against all Losses which such other Parties or their respective Affiliates may suffer or incur arising out of, or in connection with, any breach by it of Clauses 20.2 to 20.4.

Intellectual Property

20.7	The Parties agree and acknowledge that:

(a)	any Intellectual Property that may be licensed by any of the Founders, the Founder Holdcos, the VE Group Companies and the NIP Group Companies (or any of their respective Affiliates) (each, a "Licensor") to the Group shall remain owned by such Licensor, and the Licensor shall retain all rights, title and interests in and to such Intellectual Property subject only to the terms of such license;

(b)	any Intellectual Property which:

(i)	is jointly developed by any Group Company with any of the Licensors and /or Shareholders for the purpose of the Business, together with any upgrades and/or improvements made to such Intellectual Property; or

(ii)	arise in the course of the Group's activities,

shall belong to the Company or as the case may be, the relevant Group Company, subject to the terms of any other licence or other agreements between such Parties.

20.8	The Parties agree and acknowledge that, and the Company represents and warrants that, except the Licensed Intellectual Property and subject to Clause 20.7(a), all rights, title and interest in or to the Business Intellectual Property, including any Business Intellectual Property created or developed by the Shareholders (save as Financial Shareholders), the Company and the Group (including employees, consultants and independent contractors of the Company and the Group) shall belong to the Company, and the Company undertakes to take all Necessary Action to secure and maintain sole and exclusive ownership of such Intellectual Property.

20.9	The Company shall and shall procure that each Group Company, and the Shareholders shall use reasonable endeavours to procure that the Company and each Group Company shall protect the Company's Intellectual Property and the Business Intellectual Property through all requisite, appropriate and desirable means, including but not limited to:

(a)	applying for and securing registrations of trade marks, trade names, patents, copyrights and other forms of Intellectual Property with the appropriate authorities in the relevant jurisdictions in the name of the Company;

(b)	complying with requirements of Applicable Laws in all material respects and making necessary payments (including maintenance and renewal fees) and filing all necessary documents, recordations and certificates to ensure such Intellectual Property is valid, subsisting and enforceable;

(c)	securing and maintaining proper and enforceable legal documentation for all assignments and licences relating to such Company's Intellectual Property; and

(d)	adopting and taking reasonable measures and steps to prevent unauthorised use, unauthorised disclosure, infringement or misappropriation of such Company's Intellectual Property by third party.

Data Protection

20.10	The Company represents, warrants and undertakes that it will, and each of the Company, the Founders, and the Founder Holdcos represents, warrants and undertakes will procure that each Group Company will:

(a)	comply with all Privacy Laws;

(b)	comply with all applicable data protection guidelines, regulations, industry standards, codes of practice or conduct, recommendations or other documents approved or issued by any Government Authority;

(c)	notify in writing all customers, employees and other persons in respect of whom it holds personal data of the purposes for which it has collected, holds and will use such data; and

(d)	put in place adequate security procedures to prevent unauthorised access, amendment or damage to personal data held, recorded, stored, maintained or operated by the Company or on behalf of the Company by any third party.

Authorizations

20.11	Each VE Financial Shareholder undertakes to the other Shareholders that in case it leads to the Group’s failure to obtain all necessary Authorizations for the operation of the Group Companies, it will use its best endeavours to facilitate the Group in obtaining all such Authorizations.

21.	Confidentiality

21.1	This Clause 21 applies to all Confidential Information disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party ("Disclosing Party") to any other Party ("Receiving Party") whether before or after the date of this Agreement.

21.2	During the term of this Agreement and after termination or expiration of this Agreement for any reason whatsoever, the Receiving Party shall:

(a)	keep the Confidential Information confidential;

(b)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or in accordance with Clauses 21.3 and 21.4; and

(c)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

21.3	During the term of this Agreement, the Receiving Party (being a body corporate) may disclose the Confidential Information to any of its directors, officers, employees, professional advisors, auditors, directors, Affiliates, potential investors and other financing sources ("Recipient") to the extent that it is necessary for the purposes of this Agreement.

21.4	The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party's obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement. The Receiving Party shall remain responsible for any breach of this Clause 21 by the Recipient.

21.5	The obligations contained in Clauses 21.2 to 21.4 shall not apply to any Confidential Information which:

(a)	at the time of its disclosure by the Disclosing Party to the Receiving Party is in the public domain, or comes into the public domain, other than through breach of this Agreement by the Receiving Party or any Recipient;

(b)	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party (excluding Intellectual Property transferred by the Licensors to the Group in accordance with the terms of the underlying licensing or assignment agreements);

(c)	subsequently comes lawfully into the possession of the Receiving Party from a third party; or

(d)	is required to be disclosed by any Applicable Law, Government Authority or any court of competent jurisdiction, or any binding judgment, order or requirement of any other competent authority.

21.6	Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 21 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 21.

22.	Information Rights

22.1	The Company covenants and agrees, and each Preferred Shareholder (an "Information Rights Holder") agrees with the Company, that, unless otherwise agreed between such Information Rights Holder and the Company, commencing on the date hereof, the Company will deliver to each Information Rights Holder:(a) unaudited consolidated monthly financial statements in accordance with the PRC GAAP, US GAAP or IFRS (as applicable) and the key operating data of the Group Companies within fifteen (15) days after the end of each fiscal month;

(b)	unaudited consolidated quarterly financial statements of the Group Companies within fifteen (15) days after the end of each fiscal quarter in accordance with the PRC GAAP, US GAAP or IFRS (as applicable);

(c)	the annual consolidated financial statements of the Group Companies audited and certified by an independent certified public accounting firm of internationally recognized standing, including the balance sheet as of the end of such fiscal year and statements of income, shareholders' equity, and cash-flow for such fiscal year, within forty-five (45) days after the end of each fiscal year, all prepared in accordance with the US GAAP or IFRS;

(d)	a copy of the Group Companies' Business Plan for the following fiscal year duly approved by the Board, setting forth (1) the projected balance sheets, income statements and statements of cash flows for such fiscal year of the Company on a quarterly basis; (2) the projected budgets; and (3) all other material matters relating to the operation, development and business of the Group Companies, at least thirty (30) days prior to the beginning of each fiscal year;

(e)	the capitalization table of the Company, within ten (10) days after the end of each calendar quarter, and the latest updated capitalization table within five (5) Business Days after any change to the capital structure of the Company;

(f)	the key operating data of the Group Companies within twenty (20) days after the end of each fiscal month; and

(g)	promptly upon the written request by an Information Rights Holder but in any event within ten (10) days after the date of such written request, such other information relating to the financial condition and the Business of the Group Companies as such holder shall reasonably request;

provided, however, that the Company shall not be obligated under this Clause 22.1 to provide information (i) that the Board has reasonably determined in good faith is a trade secret or (ii) the disclosure of which would prejudice the attorney-client privilege between any of the Group Companies and their counsel.

22.2	The Company further covenants and agrees that, each Information Rights Holder shall have (i) the right to inspect properties and facilities and inspect and audit records and books, compliance policies and procedures and related documents and correspondences in the possession of the Company, and to make copies or extracts therefrom, at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of the Company with its directors, officers, accountants, legal counsel and investment bankers.

22.3	Without prejudice to Clause 21, each Information Rights Holder agrees with the Company that without the prior consent of the Company, such Information Rights Holder will not disclose any of the information it obtains from the Company or any Group Company under this Clause 22 to any third party, save in relation to such permitted disclosure pursuant to Clause 21.5.

23.	Default

23.1	A "Default Event" occurs in relation to a Party (the "Defaulting Party") if:

(a)	an Insolvency Event occurs in relation to such Party; and

(b)	if such Party is in material breach of its obligations hereunder, including but not limited to Clauses 9, 10.13, 11 to 16, 18, 20.2 to 20.6, and 21 (each, a "Material Breach").

23.2	If a Default Event occurs, any non-Defaulting Party shall forthwith give notice to the Defaulting Party after it becomes aware of the occurrence of any Default Event (the "Default Event Notice") specifying the breach and the remedy required, which must be reasonable in the circumstances.

23.3	The Defaulting Party shall remedy the Default Event within thirty (30) Business Days after receipt of the Default Event Notice, if the Default Event is capable of remedy.

23.4	In the event that the Defaulting Party is a Shareholder (the "Defaulting Shareholder"), the Parties hereby agree that, to the extent permissible by the Applicable Laws:

(a)	the Defaulting Shareholder and its appointed Directors shall not be entitled to exercise any right or privilege (including the rights to attend meetings and to vote), but shall continue to be subject to the obligations under this Agreement, the Articles or otherwise,

(b)	the Board may take any action as may be necessary to cure the Default Event at the sole cost and expense of the Defaulting Shareholder; and

(c)	the Defaulting Shareholder shall not be entitled to any distributions or dividends,

in each case with effect from the date of the Default Event Notice and (i) until such time the breach under the Default Event has been remedied or (ii) until such breach has been waived by such non-Defaulting Shareholders with not less two-thirds (2/3) of the issued Shares.

23.5	The maximum aggregate overall liability of a Defaulting Party under this Agreement shall not exceed 100% of the Initial Subscription Price of all of the Securities then held by such Defaulting Party (“Liability Cap”), provided, however, that (a) in the event where a VE Financial Shareholder or a NIP Shareholder is a Defaulting Party, such VE Financial Shareholder’s or such NIP Shareholder’s maximum aggregate liability shall be the (i) cash proceeds at the amount of 100% of the Initial Subscription Price from the sale of any or all Securities held by such VE Financial Shareholder or such NIP Shareholder; or (ii) cash proceeds from sale of all the Securities if such Securities are sold at a price lower than 100% of the Initial Subscription Price, whichever applicable; (b) in the event where a VE Founder is a Defaulting Party, in respect of such Losses suffered by any VE Financial Shareholder, such VE Founder’s maximum aggregate liability shall be the cash proceeds from the sale of all of the Securities held by such VE Founder Party (whether directly or indirectly); (c) in case of any acts of bad faith, fraud, gross negligence, wilful default by a VE Founder Party which results in any Losses suffered by any non-defaulting VE Shareholder, such VE Founder Party's maximum aggregate liability shall not be capped hereof; (d) the Liability Cap does not apply to any Losses incurred by any NIP Shareholder for any Defaulting Event caused by the Company or any VE Founder Party under Clauses 16.13 , 16.15, 16.16 and 17.1.

24.	Registration Rights

24.1	The Parties shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares of the Company (or securities representing such Ordinary Shares) in the United States, and to any analogous or equivalent rights with respect to any other offering of shares in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

24.2	For the purposes of this Clause 24,

(a)	The terms "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement under the Securities Act, and the declaration of effectiveness of such registration statement.

(b)	The term "Registrable Securities" means: (i) Ordinary Shares of the Company issued or to be issued upon conversion of the Preferred Shares; (ii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iii) any other Ordinary Share owned or hereafter acquired by the Parties, including Ordinary Shares issued in respect of the Ordinary Shares described in (i) – (ii) above upon any share split, share dividend, recapitalization or a similar event; and (iv) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing. Notwithstanding the foregoing, "Registrable Securities" shall not include any Registrable Securities sold by a person in a transaction in which rights under this Clause 24 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)	The number of shares of "Registrable Securities then outstanding" shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding or would be outstanding assuming full conversion of all Registrable Securities which are convertible into Ordinary Shares.

(d)	For purposes of this Clause 24, the term "Holder" means any person who holds Registrable Securities of record, whether such Registrable Securities were acquired directly from the Company or from another Holder in a permitted transfer, to whom the rights under this Clause 24 have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of the Preferred Shares convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; and provided, further, that (i) the Company shall in no event be obligated to register the Preferred Shares and that (ii) Holders of Registrable Securities will not be required to convert their Preferred Shares into Ordinary Share in order to exercise the registration rights granted hereunder, until immediately prior to the declaration of effectiveness of the registration statement for the offering to which the registration relates.

(e)	The terms "Form S-3" and "Form F-3" means such respective form under the Securities Act as is in effect on the date hereof or any successor or comparable registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

Piggyback Registrations

24.3	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing of any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Clause 24.4 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within ten (10) Business Days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Underwriting. If a registration statement under which the Company gives notice under this Clause 24.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Clause 24.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro-rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other person, including any person who is an employee, officer or director of the Company or any Subsidiary of the Company shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by delivering a written notice to the Company and the underwriter(s) at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single "Holder", and any pro-rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder", as defined in this sentence.

(b)	Expenses. The Company shall pay all expenses (excluding only underwriting and brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with a registration pursuant to this Clause 24.3, including all necessary and practicable U.S. federal, "blue sky" and foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Clause 24.3 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(c)	Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Clause 24.3.

Form S-3 or Form F-3 Registration

24.4	If its IPO is a public offering in the United States pursuant to a registration statement under the Securities Act, after such initial public offering, the Company shall use its reasonable efforts to qualify for registration on Form S-3 or Form F-3 or any comparable or successor form promptly and to maintain such qualification thereafter. If the Company is qualified to use Form S-3 or Form F-3, any Holder or Holders holding Registrable Securities with an aggregate price to the public of at least $500,000 (or the equivalent in other currencies) shall have a right to request in writing that the Company effect a registration on either Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, and upon receipt of each such request, the Company shall perform the tasks set out in paragraphs (a) and (b) below:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the date on which the Company provides the notice contemplated by Clause 24.4(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Clause 24.4:

(i)	if Form S-3 or Form F-3 becomes unavailable for such offering by the Holders; or

(ii)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Clause 24.3(a).

(c)	Expenses. The Company shall pay all expenses (excluding only underwriting or brokers’ discounts and commissions relating to shares sold by the Holders) incurred in connection with each registration requested pursuant to this Clause 24.4, including all necessary and practicable U.S. federal, "blue sky" and foreign registration, filing and qualification fees, printers’ and accounting fees, the fees and expenses (including disbursements) of outside counsels for the Holders and any fee charged by any depositary bank, transfer agent or share registrar. For the avoidance of doubt, the Company shall pay all expenses incurred in connection with a registration pursuant to this Clause 24.4 notwithstanding the cancellation or delay of the registration proceeding for any reason.

(d)	Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Clause 24.4.

(e)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Clause 24.4, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

Obligations of the Company

24.5	Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as soon as practicable:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one (1) year or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever is earlier;

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by each Holder to be included in such registration in accordance with this Clause 24;

(f)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(g)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(h)	Opinions and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such Registrable Securities are being sold through underwriters, or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) opinions, each dated as of such date, of the counsels representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort letter" dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Holders representing a majority of the Registrable Securities requested to be registered, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

Furnish Information

24.6	It shall be a condition precedent to the obligations of the Company to take any action pursuant to Clauses 24.3 and 24.4 that the Holders shall furnish to the Company information regarding such Holders, the Registrable Securities held by them and the intended method of disposition of such Registrable Securities as shall reasonably be required to timely effect the Registration of their Registrable Securities.

Indemnification

24.7	Indemnification. In the event any Registrable Securities are included in a registration statement under to Clauses 24.3 and 24.4:

(a)	By the Company. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder and its Affiliates, partners, officers, directors, employee, legal counsel, agent, any underwriter (as determined in the Securities Act) for such Holder and each Person, if any, who Controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages, or liabilities or actions in respect thereof arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)	any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable law in connection with the offering covered by such registration statement;

and the Company shall reimburse each such Holder and its Affiliates, partners, officers, directors, employees, legal counsel, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity contained in this Clause 24.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b)	By Selling Shareholders. To the extent permitted by law, each selling Holder, on a several and not joint basis, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who Controls the Company, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any Person who Controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling Person, underwriter or other such Holder, partner or director, officer or controlling Person of such other Holder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such losses, claims, damages or liabilities or actions in respect thereto arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in the Company’s reasonable reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, underwriter or other Holder, partner, officer, director or controlling Person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity contained in this Clause 24.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by a Holder under this Clause 24.7(b) plus any amount under Clause 24.7(e) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Clause 24.7 of notice of the commencement of any action, including any governmental action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Clause 24.7, deliver to the indemnifying party a written notice of the commencement thereof (a "Claim Notice") and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver a written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Clause 24.7 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to deliver a written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 24.7.

(d)	Defect Eliminated in Final Prospectus. The foregoing indemnity of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling Person of any such Holder, makes a claim for indemnification pursuant to this Clause 24.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Clause 24.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling Person in circumstances for which indemnification is provided under this Clause 24.7; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder pursuant to such registration statement absent guilty of such fraudulent misrepresentation; and (B) no Person or entity guilty of fraudulent misrepresentation as defined in Section 11(f) of the Securities Act will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f)	Survival. The obligations of the Company and Holders under this Clause 24.7 shall survive for six (6) years after the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Rule 144 Reporting

24.8	With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)	File with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times after the effective date of the first registration under the Securities Act filed by the Company; and

(c)	So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company and, (iii) such other reports and documents as a Holder may reasonably request availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

Termination of the Company’s Obligations

24.9	Notwithstanding the foregoing, the Company shall have no obligations pursuant to Clauses 24.3 and 24.4 with respect to any Registrable Securities proposed to be sold by a Holder in a registered public offering (i) five (5) years after the consummation of a Qualified IPO, or (ii), if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

No Registration Rights to Third Parties

24.10	Without the prior written consent of the at least two-thirds (2/3) of the Preferred Shareholders, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any Person or entity any registration rights of any kind, whether similar to the demand, "piggyback" or Form S-3 or Form F-3 registration rights described in this Clause 24, or otherwise, relating to any shares or other securities of the Company, other than rights that are subordinate to the rights of the Holders hereunder.

"Market Stand-Off" Agreement

24.11	Each Holder hereby agrees that, if and to the extent requested by the lead underwriter of securities of the Company in connection with a registration relating to a specific proposed public offering (other than a registration on Form S-8 or a related or successor form relating solely to an employee benefit plan or a registration on Form S-4 or a related or successor form relating solely to a transaction under SEC Rule 145), such Holder will, subject to the following conditions, enter into a lock-up or standoff agreement in customary form (subject to the following conditions) under which such Holder agrees not to sell or otherwise transfer or dispose of any Registrable Securities or other shares of the Company owned by such Holder as of the date of such registration for up to one hundred eighty (180) days following the effective date of the related registration statement. The obligations of each Holder under this Clause 24.11 are subject to the following conditions: (i) the lockup or standoff agreement applies only to the first registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering, but not to Registrable Securities actually sold pursuant to such registration statement; (ii) such Holder is satisfied that all directors, officers, and holders of 1% or more of any class of securities of the Company are bound by substantially identical restrictions; (iii) the lockup or standoff agreement provides that if any securities of the Company are to be excluded or released in whole or part from such restrictions, the underwriter shall so notify each Holder within three (3) days and each Holder shall be excluded or released, in proportionate amounts to the extent of the exclusion or release with respect to any other holder of Company’s securities, including any director, officer, or holder of 1% or more of any class of securities of the Company subject to such restrictions; and (iv) the lockup or standoff agreement by its terms permits transfers of Registrable Securities by any Holder to any Affiliate of such Holder during the restricted period, provided that such Affiliate executes a lock-up or standoff agreement substantively identical to that signed by the transferring Holder. The lock-up or standoff agreement shall expire no later than ninety (90) days after execution by the Holder if no underwritten public offering has occurred by the date of such execution. The Company may impose a stop-transfer restriction with respect to Registrable Securities that are that are subject to any such lockup or standoff agreement, but shall remove such restriction immediately upon the expiration or termination of such lockup or standoff agreement.

Public Offering Rights (Non-U.S. Offerings)

24.12	If shares of the Company are offered in an underwritten public offering (whether or not a Qualified IPO) outside of the United States for the account of any Ordinary Shareholder or other shareholders, each Holder shall have the right to include a pro-rata number of shares (based on the number of shares (on an as-converted basis) then held by such Holder and all other shareholders of the Company selling in such offering) in such offering on terms and conditions no less favorable to the Holders than to any other selling shareholder.

Re-sale Rights

24.13	The Company shall use its best efforts to assist each Holder in the sale or disposition of its Registrable Securities after a Qualified IPO, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to the Holder’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Holders.

25.	Termination

25.1	Unless otherwise provided in this Agreement, this Agreement can be terminated only in accordance with the following provisions of this Clause 25.

25.2	This Agreement and the transactions contemplated under this Agreement may be terminated by the written agreement of the Shareholders or upon all Shares being held by the same Shareholder.

25.3	This Agreement shall terminate automatically without notice on the date:

(a)	upon a Qualified IPO, or any initial public offering of the Company or the Group (provided that Clause 24 shall continue pursuant to its terms);

(b)	upon which all of the Shares are owned by one (1) Shareholder;

(c)	in respect of any Shareholder, upon that Shareholder ceasing to hold any Shares; or

(d)	upon the liquidation or the making of an order for the winding-up of the Company (other than for the purpose of reconstruction or amalgamation).

25.4	Upon the termination of this Agreement the provisions of this Agreement (other than the Surviving Provisions) shall cease to have effect in relation to the former Shareholder save as may be necessary to give effect to any antecedent claims which may have arisen between the Parties. The termination of this Agreement shall not affect any rights, obligations, liabilities under or pursuant to this Agreement which have accrued prior to such termination.

26.	Further assurance

The Parties shall do and execute or procure to be done and executed all such further acts, deeds, documents and things as may be necessary to give full effect to the terms of this Agreement.

27.	Restrictions on announcements

Each of the Parties undertakes that it will not (save as required by Applicable Law or any applicable Government Authority) make any announcement in connection with this Agreement unless the other Parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

28.	No partnership

Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between the Parties and save as expressly agreed herein none of the Parties shall have any authority to bind or commit any other Party.

29.	Conflict with the Articles

The Shareholders hereby agree that if and to the extent that the Articles conflict with the provisions of this Agreement, this Agreement shall prevail for so long as it is in force to regulate the way in which they exercise their respective voting rights as shareholders of the Company and each Shareholder shall take all such further steps as may be necessary or requisite to ensure that the provisions of this Agreement shall prevail.

30.	Remedies

Each Party acknowledges and agrees that if any of them shall breach the warranties, representations, indemnities, covenants, agreements, undertakings, and obligations (for the purposes of this Clause referred to as the "Agreed Terms") on each of their parts contained in this Agreement or any other agreement entered into pursuant to it, damages may not be an adequate remedy in which case the Agreed Terms shall be enforceable by injunction, order for specific performance or such other equitable relief as a court of competent jurisdiction may see fit to award.

31.	Costs

Each Party shall pay its own costs and disbursements of and incidental to the preparation and execution of this Agreement.

32.	Assignment

Save as otherwise provided herein, the benefits and obligations conferred by this Agreement upon each of the Parties are personal to that Party and shall not be, and shall not be capable of being, assigned, delegated, transferred or otherwise disposed of save with the written consent of each of the other Parties.

33.	Entire agreement

This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any previous agreements (including, for the avoidance of doubt, the fourth amended and restated shareholders' agreement entered into by the Parties on 10 January 2023), arrangements or understandings between any of them relating to the subject matter hereof. Each of the Parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them relating to the subject matter hereof, save as expressly set out in this Agreement.

34.	Rights of third parties

A person who is not a party to this Agreement shall not have any rights under the Third Party Rights Ordinance to enforce, or to enjoy the benefit of, any term of this Agreement, save that Clause 18 is intended to be enforceable by a Party's Affiliates by virtue of the Third Party Rights Ordinance. Notwithstanding the provisions of Clause 34, this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of by any person who is not a party to this Agreement.

35.	Variation

No variation or amendment to this Agreement shall be effective unless in writing signed by authorised representatives of each of the Parties.

36.	Notices

Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant Party at its address or email address set out in Schedule 12 (or such other address or email address as the addressee has by five (5) days' prior written notice specified to the other Parties).

Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered: (a) if given or made by letter, when actually delivered to the relevant address; and (b) if given or made by email, when despatched.

37.	Waiver

No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

38.	Severability

If any provision or part of a provision of this Agreement or its application to any Party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

39.	Acknowledgement by Company

The Company acknowledges the terms of this Agreement and in consideration of the Shareholders agreeing to enter into it undertakes that it will not, and so far as it is able will procure that no other person will, do anything which is in breach of or inconsistent with the terms hereof.

40.	Counterparts

This Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment.

41.	Survival of provisions

All of the provisions of this Agreement shall remain in full force and effect notwithstanding Completion (except insofar as they set out obligations which have been fully performed at Completion).

42.	Governing law

42.1	This Agreement (including the arbitration agreement under Clause 43.3 (Dispute resolution)) shall be governed by and construed in accordance with the laws of Hong Kong.

43.	Dispute resolution

43.1	The Parties hereby agree that if any claim, dispute or difference of whatever nature arises under or in connection with any of the Transaction Documents, including any question regarding its existence, validity, termination, performance, breach or any non-contractual obligations arising out of or in connection with such Transaction Documents, or any matter arising under a notice upon the occurrence of any Default Event (a "Dispute"), then any Party can give notice to the other Parties setting out particulars of the Dispute (a "Dispute Notice"). Upon the issuance of a Dispute Notice, an authorized representative of each of the relevant Parties must meet to attempt to resolve the Dispute within twenty-one (21) days of service of the Dispute Notice.

43.2	If the authorized representatives of the relevant Parties are unable to resolve the Dispute within twenty-one (21) days of service of the Dispute Notice pursuant to Clause 43.1, then the relevant Parties shall seek to settle that Dispute through mediation. Such mediation shall be conducted in accordance with the Mediation Rules of the Law Society of Hong Kong in force at the time the notice of mediation is submitted, which rules are deemed to be incorporated by reference into this Clause 43.2. Any Party may initiate mediation by delivering a written request for mediation to the other Party(ies) with copies to the Law Society. There shall be one (1) mediator who shall be a Law Society of Hong Kong Accredited General Mediator to be agreed and appointed jointly by the Parties. The language to be used in the mediation shall be English. The place of mediation shall be in Hong Kong.

43.3	If the Dispute is not resolved by mediation within thirty (30) days of the submission of the notice of mediation referred to in Clause 43.2 above, or such longer period as may be agreed between the Parties, such Dispute shall then be referred to and finally resolved by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the "HKIAC") under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. There shall be three (3) arbitrators. The language of the arbitral proceedings shall be English.

43.4	The Parties acknowledge that monetary damages alone may not adequately compensate the Parties for any breach of the other Party's undertakings in this Agreement. As such, notwithstanding the above provisions, any Party may apply for a preservation order or seek injunctive relief or other interim relief in any court of competent jurisdiction.

43.5	Each Party hereby irrevocably appoints such persons listed against its name in column 2 of Schedule 12 as its agent to receive and acknowledge on behalf of such Party the service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of such Party for this purpose, such Party shall promptly appoint a successor agent and notify the other Parties thereof, provided that until the other Parties receive such notification, such Parties shall be entitled to treat the agent named above (or its said successor) as the agent of such Party for the purposes of this Clause 43.5. Such Party hereby acknowledges and agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to such Party.

IN WITNESS whereof the Parties have executed this Agreement at the end of the Schedules and Exhibits on the date first above written.

Schedule 1
List of Parties

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Schedule 2
List of Shareholders

[***]

Schedule 3
Particulars of the Company

[***]

Schedule 4
List of Key Subsidiaries

[***]

Schedule 5
Corporate Structure of the Group as at Completion (assuming the completion of the Restructuring Plan)

[***]

Schedule 6
Articles

[***]

Schedule 7
Reserved Matters

[***]

Schedule 8
Transfers of Shares

[***]

Schedule 9
Competing Business

[***]

Schedule 10
Performance Ratchet

[***]

Schedule 11
Redemption Trigger Events

[***]

Schedule 12
Notice and Process Agent

[***]

Schedule 13
Deed of Adherence

[***]

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

NIP Group Inc.

By:	/s/ Mario Yau Kwan Ho
Name:	Mario Yau Kwan Ho
Title:	Director

Mario Yau Kwan Ho		Liwei Sun

By:	/s/ Mario Yau Kwan Ho	By:	/s/ Liwei Sun

Rui Zhou		Lei Zhang

By:	/s/ Rui Zhou	By:	/s/ Lei Zhang

Seventh Hokage Management Limited		xiaOt Sun Holdings Limited

By:	/s/ Mario Yau Kwan Ho	By:	/s/ Liwei Sun
Name:	Mario Yau Kwan Ho	Name:	Liwei Sun
Title:	Director	Title:	Director

Ayisia Zhou Holdings Limited		RayZ Holdings Limited

By:	/s/ Rui Zhou	By:	/s/ Lei Zhang
Name:	Rui Zhou	Name:	Lei Zhang
Title:	Director	Title:	Director

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Wuhan Donghu Luxin Yuanlin Co., Ltd. (武汉东湖绿欣园林有限公司) acting as general partner for and on behalf of Shanghai Yuyun Management Partnership (Limited Partnership) (上海誉赟企业管理合伙企业(有限合伙)) (chop)	Shenzhen Guojin Capital Management Co., Ltd. (深圳国金纵横投资管理有限公司)
acting as general partner for and on behalf of
Shenzhen Guojin Angel III Venture Capital Enterprise (Limited Partnership) (深圳国金天使三期创业投资企业(有限合伙)) (chop)

By:	/s/ Aiping Yang	By:	/s/ Jiaxi Lin
Name:	Aiping Yang	Name:	Jiaxi Lin
Title:	Authorized Signatory	Title:	Authorized Signatory

Douyu Investment Limited		Wuhan Rongzhu Information Technology Service Co., Ltd (武汉荣烛信息技术服务有限公司) (chop)

By:	/s/ Jie Gao	By:	/s/ Wanrong Xiao
Name:	Jie Gao	Name:	Wanrong Xiao
Title:	Authorized Signatory	Title:	Authorized Signatory

True Thrive Limited (誠盛有限公司)	Ningbo Meishan Bonded Port Area Daka Lianmeng Investment Management Partnership (Limited Partnership) (宁波梅山保税港区大咖联盟投资管理有限公司)
acting as general partner for and on behalf of
Shanghai Chuyuan Enterprise Management Partnership (Limited Partnership) (上海矗源企业管理合伙企业(有限合伙)) (chop)

By:	/s/ Hao Chen	By:	/s/ Hao Liu
Name:	Hao Chen	Name:	Hao Liu
Title:	Authorized Signatory	Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Jiaxing ZhenFund Tianhan Investment Management Partnership (Limited Partnership) (嘉兴真格天瀚投资管理合伙企业(有限合伙))
acting as general partner for and on behalf of
Jiaxing ZhenFund Tianyu Equity Investment Partnership (Limited Partnership) (嘉兴真格天域股权投资合伙企业(有限合伙))
(chop)		Jiangxi Everbright Industry Co., Ltd. (江西日月明实业有限公司) (company chop)

By:	/s/ Dai Yusen	By:	/s/ Jie Tao
Name:	Dai Yusen	Name:	Jie Tao
Title:	Authorized Signatory	Title:	Authorized Signatory

Top Lead Ventures Limited (先領創投有限公司)		Shenzhen Media Group (International) Limited (深圳廣播電影電視集團(國際)有限公司)

By:	/s/ Zeyuan Tian	By:	/s/ Qiang Wang
Name:	Zeyuan Tian	Name:	Qiang Wang
Title:	Authorized Signatory	Title:	Authorized Signatory

SIG Asia Investment, LLLP acting as general partner for and on behalf of SIG China Investments Master Fund IV, LLLP		Blooming Time International Limited (時盛國際有限公司)

By:	/s/ Michael L. Spolan	By:	/s/ LING, CARLOS FILIPE
Name:	Michael L. Spolan	Name:	LING, CARLOS FILIPE
Title:	General Counsel of Heights Capital Management, Inc. as authorized agent of SIG Asia Investment, LLLP	Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Digital WD., Ltd

By:	/s/ Xuejun Li
Name:	Xuejun Li
Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Maison Investment Holding Limited (美盛股權投資有限公司)

By:	/s/ Qiang Xue
Name:	Qiang Xue
Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

AER Capital SPC

By:	/s/ Qiang Xue
Name:	Qiang Xue
Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Danny Yu Holdings Limited		Oscar Gu Holdings Limited

By:	/s/ Haoming Yu	By:	/s/ Ronghua Gu
Name:	Haoming Yu	Name:	Ronghua Gu
Title:	Authorized Signatory	Title:	Authorized Signatory

Execution

IN WITNESS whereof, the Parties have executed and delivered this Agreement on the date first written above.

Hicham Chahine		Jonas Gundersen

By:	/s/ Hicham Chahine	By:	/s/ Jonas Gundersen

Diglife AS		Datakrigaren Ventures ApS

By:	/s/ Hicham Chahine	By:	/s/ Jonas Gundersen
Name:	Hicham Chahine	Name:	Jonas Gundersen
Title:	CEO	Title:	CEO

Tolsona Ltd		Nyx Ventures AS

By:	/s/ Costas Hadsihichalakis, Orestis Livadas	By:	/s/ Thomas Neslein
Name:	Costas Hadsihichalakis, Orestis Livadas	Name:	Thomas Neslein
Title:	Authorized Signatories	Title:	CEO

Get Right Sweden AB		Shinobi Holdings Limited

By:	/s/ Hans Alesund	By:	/s/ Nicola Cosheril, Andrew Lawrence
Name:	Hans Alesund	Name:	Nicola Cosheril, Andrew Lawrence for and on behalf of Whitfield Management Limited as director of Shinobi Holdings Limited
Title:	CEO	Title:	Authorized Signatories